UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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POWERSECURE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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POWERSECURE INTERNATIONAL, INC.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2015

To Our Stockholders:

We cordially invite you to attend the 2015 Annual Meeting of Stockholders of PowerSecure International, Inc., which will be held at the offices of PowerSecure located at 9400 Globe Center Drive, Suite 116, Morrisville, North Carolina 27560 on Wednesday, June 10, 2015, at 9:00 a.m., local time, for the following purposes:

1.	To elect two Class III directors, each to hold office for a term of three years;

2.	To approve, on an advisory basis, the compensation of our named executive officers;

3.	To ratify the appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015; and

4.	To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

These items of business are more fully described in the proxy statement accompanying this notice. Any action on these items may be considered at the Annual Meeting at the date and time specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.

The Board of Directors has fixed the close of business on April 17, 2015 as the record date for determining the stockholders who are entitled to notice of and to vote at the Annual Meeting and at any adjournments or postponements of the Annual Meeting.

By Order of the Board of Directors,

/s/ Sidney Hinton Sidney Hinton
President and Chief Executive Officer

Wake Forest, North Carolina

April 24, 2015

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, you are urged to submit your proxy or voting instructions as soon as possible so that your shares can be voted at the Annual Meeting. You may vote your shares by telephone or Internet or by completing, signing, dating and returning your proxy card or your voting instruction form as instructed.

For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers About the Annual Meeting and Voting” in the proxy statement and the instructions on the proxy card or voting instruction form.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 10, 2015:

The proxy statement and our 2014 Annual Report to Stockholders, which contains our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, are available at www.edocumentview.com/powr.

PROXY STATEMENT

2015 ANNUAL MEETING OF STOCKHOLDERS

POWERSECURE INTERNATIONAL, INC.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

PROXY STATEMENT

For The

2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2015

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

The Board of Directors of PowerSecure International, Inc. (“PowerSecure,” “we,” “our” or “us”) is providing these proxy materials to you in connection with the Board’s solicitation of proxies for use at our 2015 Annual Meeting of Stockholders (the “Annual Meeting”), which will take place at the offices of PowerSecure located at 9400 Globe Center Drive, Suite 116, Morrisville, North Carolina 27560 on Wednesday, June 10, 2015, at 9:00 a.m., local time. As a stockholder of record as of the close of business on April 17, 2015, the record date for the Annual Meeting, you are invited to attend the Annual Meeting and are requested to vote on the proposals described in this proxy statement. We began mailing this proxy statement, the accompanying proxy card and the notice of Annual Meeting on or about April 24, 2015.

What information is contained in this proxy statement?

The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, our corporate governance, the compensation of our directors and of our executive officers, and certain other required information. Our 2014 Annual Report to Stockholders, notice of the Annual Meeting and a proxy card are also enclosed with this proxy statement.

What proposals will stockholders vote on at the Annual Meeting?

Stockholders will vote on three proposals at the Annual Meeting:

•	The election of two Class III directors, each to hold office for a term of three years (Proposal 1);

•	The approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2); and

•	The ratification of the Audit Committee’s appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3).

We will also consider any other business that properly comes before the Annual Meeting, although as of the date of this proxy statement we are not aware of any other matters to be presented at the Annual Meeting other than as set forth in this proxy statement.

How does the Board of Directors recommend that I vote my shares?

Our Board of Directors recommends that you vote your shares:

•	“FOR” the election as directors of the two nominees named in this proxy statement (Proposal 1);

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers (Proposal 2); and

•	“FOR” the ratification of the Audit Committee’s appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 (Proposal 3).

Who is entitled to vote at the Annual Meeting?

Each holder of record of shares of our common stock as of the close of business on April 17, 2015, which is the record date for the Annual Meeting, is entitled to vote at the Annual Meeting. Each share of our common stock outstanding as of the close of business on the record date is entitled to one vote on each proposal presented at the Annual Meeting. You may vote all shares owned by you as of the record date, including shares that are held directly in your name as the stockholder of record, and shares that are held for you as the beneficial owner in street name through a brokerage firm, bank, trustee or other nominee. As of the close of business on the record date, 22,447,116 shares of common stock were outstanding and entitled to vote.

What is the difference between holding shares as a “stockholder of record” and as a beneficial owner in “street name”?

These terms describe how your shares are held. Most of our stockholders hold their shares as a beneficial owner in street name through a brokerage firm, bank, trustee or other nominee rather than directly as a stockholder of record in their own name. As described below, there are some very important distinctions between holding shares as a stockholder of record and holding shares as a beneficial owner in street name.

Stockholder of Record: If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the “stockholder of record” of those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed a proxy card for you to use. You may also vote on the Internet or by telephone, as described on the proxy card and as described below under the heading “How can I vote my shares without attending the Annual Meeting?”

Beneficial Owner (Street Name): If your shares are held in an account by a brokerage firm, bank, trustee or other nominee, then you are considered the beneficial owner of those shares, which are held in “street name,” and these proxy materials are being forwarded to you by your brokerage firm or other nominee, which is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your brokerage firm or other nominee how to vote those shares, and you are also invited to attend the Annual Meeting. However, because you are not the stockholder of record of those shares, you may not vote those shares in person at the Annual Meeting unless you obtain a legal proxy from the brokerage firm or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting. Your brokerage firm or other nominee has enclosed or provided voting instructions for you to use in directing your brokerage firm or other nominee how to vote your shares. Many brokerage firms and banks, as well as some other nominees, also offer voting on the Internet or by telephone. Please refer to the voting instruction form you received from your brokerage firm or other nominee for instructions on the voting methods they offer.

Can I attend the Annual Meeting in person?

You are entitled and invited to attend the Annual Meeting only if you are a stockholder of record or a beneficial owner of shares held in street name as of the record date or hold a valid proxy for the Annual Meeting.

Can I vote my shares in person at the Annual Meeting?

If you are a stockholder of record as of the record date, you may vote your shares in person at the Annual Meeting. If you are a beneficial owner of shares held in street name as of the record date, you may vote your shares in person at the Annual Meeting only if you obtain a legal proxy from the brokerage firm or other nominee that holds your shares giving you the right to vote the shares at the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

How can I vote my shares without attending the Annual Meeting?

Whether you hold shares directly as a stockholder of record or indirectly as a beneficial owner in street name, you may direct how your shares are voted without attending the Annual Meeting.

Stockholders of Record. If you are a stockholder of record, you may vote your shares without attending the Annual Meeting by submitting a proxy by one of the following methods:

By Internet: You may vote over the Internet by following the “Vote by Internet” instructions on your proxy card.

By Telephone: If you live in the United States or Canada, you may vote by telephone by following the “Vote by Telephone” instructions on your proxy card.

By Mail: You may vote by completing, signing and dating your proxy card and mailing it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

Please note that the Internet and telephone voting facilities for stockholders of record will close at 11:00 p.m., Central Time, on June 9, 2015. Proxy cards submitted by mail must be received by the time of the Annual Meeting in order for your shares to be voted.

Beneficial Owners. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your brokerage firm or other nominee. Most stockholders who hold shares beneficially in street name may vote over the Internet or by telephone by accessing the website or by calling the number specified on the voting instruction form provided by their brokerage firms or other nominees, or by mail by completing, signing and dating the voting instruction form provided and mailing them in the accompanying pre-addressed envelope. Please refer to the voting instruction form provided by your brokerage firm or other nominee for details. Since a beneficial owner is not the stockholder of record, you will not be entitled to vote your shares in person at the Annual Meeting unless you obtain a legal proxy from your brokerage firm or other nominee that holds your shares giving you the right to vote the shares at the meeting.

Can I change my vote or revoke my proxy?

You may change your vote or revoke your proxy at any time prior to the taking of the vote at the Annual Meeting.

If you are the stockholder of record, you may change your vote or revoke your proxy by taking any of the following actions before your shares are voted at the Annual Meeting:

•	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above under “How can I vote my shares without attending the Annual Meeting?” until the applicable deadline for each method;

•	delivering a written notice of revocation to our Secretary at PowerSecure International, Inc., 1609 Heritage Commerce Court, Wake Forest, North Carolina 27587; or

•	attending the Annual Meeting and voting your shares in person, although your attendance at the Annual Meeting will not in and of itself constitute the revocation of your proxy.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your brokerage firm or other nominee following the instructions they provided, or, if you have obtained a legal proxy from your brokerage firm or other nominee granting you the right to vote your shares, by attending the Annual Meeting and voting in person.

How will my shares be voted if I sign and return my proxy card or voting instruction form without specifying how they should be voted?

If you provide specific voting instructions with respect to any proposals, your shares will be voted as you specify on such proposals. If you are a stockholder of record and sign and return your proxy card without specifying how your shares are to be voted on some or all of the proposals, then your shares will be voted on those proposals as recommended by the Board of Directors. See “How does the Board of Directors recommend that I vote my shares?” above. If you are a beneficial owner of shares held in street name and either sign and return your voting instruction form without specifying how your shares are to be voted on some or all of the proposals or you do not sign and return a voting instruction form, then your brokerage firm or other nominee may generally vote your shares in its discretion on “routine” proposals but not on proposals that are not routine. See “How are broker non-votes and abstentions treated?” below.

What is the quorum requirement for the Annual Meeting?

The quorum requirement is the minimum number of shares that must be present at the Annual Meeting for us to hold the meeting and conduct business. For a quorum to exist, the holders of a majority of the shares of common stock outstanding as of the record date must be present in person or represented by proxy at the Annual Meeting. Both abstentions and broker non-votes, as discussed below, are counted as present for the purpose of determining the presence of a quorum.

How are broker non-votes and abstentions treated?

Generally, “broker non-votes” occur on a proposal when shares held of record by a brokerage firm or other nominee in street name for a beneficial owner are not voted on that proposal because the brokerage firm or other nominee has not received voting instructions from the beneficial owner and does not have discretionary authority to vote those shares on that proposal. Without instructions from the beneficial owner of shares held in street name, a brokerage firm or other nominee has discretionary authority to vote those shares on routine proposals but is not entitled to vote those shares on non-routine proposals. Broker non-votes are counted for purposes of determining whether a quorum exists, but are not counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on any proposal at the Annual Meeting.

The election of directors (Proposal 1) and the advisory vote on the compensation of our named executive officers (Proposal 2) will be treated as non-routine proposals. If you hold your shares in street name and do not instruct your brokerage firm or other nominee how to vote your shares with respect to either of those proposals, then your brokerage firm or other nominee will not be permitted to vote your shares on those proposals and your shares will be treated as broker non-votes on those proposals. The ratification of the appointment of our independent auditors (Proposal 3) will be treated as a routine proposal, so if you hold your shares in street name and do not instruct your brokerage firm or other nominee how to vote your shares with respect to that proposal, then your brokerage firm or other nominee will be permitted to vote your shares on that proposal.

Abstentions are deemed present at the Annual Meeting and are counted for purposes of determining whether a quorum exists and are generally counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, except in the election of directors.

More information about the effects of broker non-votes and abstentions on the three proposals to be voted on by our stockholders at the Annual Meeting is provided in “What vote is required to approve each Proposal?” below.

What vote is required to approve each Proposal?

On Proposal 1, the election of two directors, each director must be elected by a majority of the votes cast with respect to such director by the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on Proposal 1. A “majority of the votes cast” for purposes of the election of directors means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. Abstentions and broker non-votes will have no effect on the outcome of the election of directors.

On Proposal 2, the advisory vote to approve the compensation of our named executive officers, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on Proposal 2 is required to approve the compensation of our named executive officers. However, Proposal 2 is advisory and the results of the voting on the compensation of our named executive officers are not binding on us, our Board of Directors or the Compensation Committee, although our Board of Directors and the Compensation Committee will take the voting results on Proposal 2 into consideration when taking future actions on the compensation of our named executive officers. Abstentions will have the same effect as votes against Proposal 2, while broker non-votes will have no effect on the outcome of the advisory vote on Proposal 2.

On Proposal 3, the ratification of the Audit Committee’s appointment of Hein & Associates LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015, the affirmative vote of a majority of the shares present, in person or by proxy, at the Annual Meeting and entitled to vote on Proposal 3 is required to ratify the appointment of Hein. Abstentions will have the same effect as votes against Proposal 3, while broker non-votes will have no effect on the outcome of the vote on Proposal 3.

Is cumulative voting permitted for the election of directors?

No, you may not cumulate your votes for the election of directors.

What happens if additional matters are presented at the Annual Meeting?

Other than the three proposals described in this proxy statement, as of the date of this proxy statement we are not aware of any other business to be acted upon at the Annual Meeting. If any additional matters are properly presented for a vote at the Annual Meeting, the persons appointed as proxies in the proxy card will have the discretionary authority to vote or act thereon in accordance with their best judgment.

Who will count the votes?

A representative from Computershare Trust Company, N.A., our transfer agent, will count the votes and serve as the inspector of election at the Annual Meeting.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and the certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide on their proxy card written comments, which are then forwarded to our management and the Board of Directors.

What should I do if I receive more than one set of proxy materials?

You may receive more than one set of proxy materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms, if your shares are registered in different names or are held in more than one account. Please vote all your shares by voting each proxy card and voting instruction form that you receive.

How can I access the proxy materials over the Internet?

The notice of Annual Meeting, this proxy statement and our 2014 Annual Report to Stockholders are available on the Internet at www.edocumentview.com/powr. These materials are also available under the Investor Relations section of our website at www.powersecure.com.

Where can I find the voting results for the Annual Meeting?

We will announce the preliminary voting results at the Annual Meeting. We will file a Current Report on Form 8-K with the Securities and Exchange Commission within four business days of the Annual Meeting reporting the final voting results.

Who pays the costs of this proxy solicitation?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes and proxies. If you choose to access these proxy materials and/or vote over the Internet, you are responsible for any Internet access charges you may incur. If you choose to vote by telephone, you are responsible for any telephone charges you may incur.

In addition to the mailing of these proxy materials, we may also solicit proxies in person or by mail, telephone, facsimile, email or other means of communication by our directors, officers and employees, but we will not provide any additional or special compensation to any of these persons for such soliciting activities. We have engaged MacKenzie Partners, Inc., a professional proxy solicitation firm, to assist us in the solicitation of proxies for a fee of $9,500, plus reasonable costs and expenses for these services.

Upon request, we may reimburse brokerage firms, banks, nominees, trustees and other custodians for their reasonable out-of-pocket expenses incurred in forwarding proxy materials for shares held in street name by them to the beneficial owners of those shares.

CORPORATE GOVERNANCE

We believe that strong corporate governance principles and practices provide an important framework to ensure that our company is managed on a sound basis for the long-term benefit of our stockholders. Our Board of Directors periodically reviews its corporate governance policies and practices in light of changes and developments in laws and regulations, including the rules and regulations of the Securities and Exchange Commission, the listing standards of the New York Stock Exchange and evolving best practices in corporate governance.

Corporate Governance Guidelines

Our Board of Directors has adopted a set of Corporate Governance Guidelines, which are intended to formalize the corporate governance policies and practices to which we adhere through our Board of Directors and its committees. Our Board reviews our Corporate Governance Guidelines at least annually, revising and updating them from time to time as it deems appropriate based on recommendations of our Nominating and Corporate Governance Committee. Our Corporate Governance Guidelines are available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.”

Director Independence

Under our Corporate Governance Guidelines and the listing standards of the New York Stock Exchange, a majority of the members of our Board of Directors must be “independent directors.” In order to assist it in determining the independence of our directors, our Board has adopted a formal set of categorical standards, which we refer to as the Standards of Director Independence, which are based upon and consistent with the definitions of independent directors under applicable law, SEC rules and regulations, including Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the current listing standards of the New York Stock Exchange. Under these Standards of Director Independence, a director will only be considered independent if the director is not an executive officer or employee of our company and if our Board of Directors affirmatively determines that the director has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, and that the director has no other relationship which, in the opinion of our Board, would interfere with that director’s exercise of independent judgment in carrying out the responsibilities of a director. In making such determination, the Board of Directors considers all relevant facts and circumstances, including any transactions in which we participate and in which any director has any interest. Our Standards of Director Independence are available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.”

The Board of Directors has affirmatively determined that all of our directors other than Mr. Hinton, our Chief Executive Officer, are independent within the meaning and definition of that term under our Standards of Director Independence and the current listing standards of the New York Stock Exchange. Accordingly, a majority of the members of our Board of Directors is independent. Our Board has also determined that each member of the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee is independent. In making its independence determinations, our Board considered that Messrs. Geer, Madden, Collins and Jenkins are not executive officers or employees of our company and have no relationships with us other than as directors and stockholders. Our Board also determined that the relationship of Mr. Geer as our non-executive Chairman of the Board, including the $15,000 annual retainer we pay him for his services as our Chairman, does not interfere with his exercise of independent judgment as a director. The Board also determined that Mr.  Miller, who served on the Board until his term expired at the 2014 annual meeting, was independent.

Majority Voting Standard

We have adopted a majority voting standard in uncontested elections of directors. In an uncontested election, such as this year, each director will be elected by a majority of the votes cast with respect to such director at the Annual Meeting. A majority of the votes cast means that the number of votes cast “FOR” a director nominee must exceed the number of votes cast “AGAINST” that director nominee. Any incumbent director who is a nominee for re-election and does not receive a majority of the votes cast with respect to that director’s election is required to promptly tender such director’s resignation to the Board of Directors, and that resignation is conditioned upon it being accepted by the Board. The Board, after taking into consideration the recommendation of the Nominating and Corporate Governance Committee, will determine whether or not to accept the director’s resignation. A nominee who is an incumbent director and does not receive a majority of the votes cast will nevertheless continue to serve as a director until and unless our Board of Directors accepts such resignation. In a contested election, where the number of nominees exceeds the number of directors to be elected, the directors will be elected by a plurality of the votes cast.

Meetings of the Board of Directors

Our Board of Directors, which currently consists of five directors, meets regularly throughout the year and holds special meetings whenever circumstances require. The Board of Directors held a total of 14 meetings during 2014. During 2014, each director attended at least 88% of the total number of meetings of the Board and of the committees of the Board on which such director served, and our directors in the aggregate attended over 98% of the total number of meetings of the Board and committees on which they served.

Board Leadership Structure

Our Corporate Governance Guidelines provide, as our Board of Directors has determined, that at the present time it is in the best interests of our company and our stockholders to keep the offices of the Chairman of the Board and Chief Executive Officer separate in recognition of the differences between their roles. The Board determined that this structure is optimal for us under our current circumstances because it allows Sidney Hinton, our Chief Executive Officer and the only member of the Board who is not an independent director, to devote his full attention and energy to setting and executing the strategic plan for our company and to providing day-to-day management and leadership of our company and our business and affairs, while allowing our independent Chairman to lead the Board, direct Board meetings and facilitate other Board activities and the flow of information between management and directors. Since June 2013, W. Kent Geer has served as our non-executive Chairman of the Board and Thomas J. Madden III has served as our Vice Chairman.

We believe that this leadership structure enhances the accountability of the Chief Executive Officer to the Board, strengthens the Board’s independence from management and provides the appropriate leadership to help ensure effective risk oversight by the Board. In addition, since our Chairman of the Board is an independent director, the Board does not believe it needs a separate “lead independent director” because our independent Chairman performs that function.

The offices of Chairman of the Board and Chief Executive Officer have been held by separate persons since 2007. However, the Board of Directors recognizes, and our Corporate Governance Guidelines acknowledge, that circumstances may change over time. Accordingly, the Board of Directors has not adopted a formal policy requiring us to separate the roles of Chairman of the Board and Chief Executive Officer but rather believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chairman of the Board and the Chief Executive Officer from time to time in a manner that is in the best interests of our company and our stockholders based upon then prevailing circumstances. Our Board conducts an annual evaluation to determine whether it and its committees are functioning effectively. As part of this annual-self-evaluation, our Board evaluates whether our leadership structure continues to be appropriate for our company and our stockholders. We believe our current leadership structure is serving the best interests of our company and our stockholders.

Committees of the Board of Directors

Our Board of Directors has established a standing Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Risk Committee. The membership of each committee and its functions, duties and responsibilities are discussed below. Each committee meets regularly and operates under a written charter that has been adopted by our Board, which periodically reviews these committee charters and amends them as it deems appropriate. These committee charters are available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.” Each member of each Board committee is an independent director.

Audit Committee

Our Board of Directors has established an Audit Committee in accordance with Section 3(a)(58)(A) of the Exchange Act. In 2014, the members of the Audit Committee were Kevin P. Collins (chairman), W. Kent Geer, Thomas J. Madden III, A. Dale Jenkins and John A. (Andy) Miller (until his term on the Board expired on June 11, 2014). The Board of Directors has determined that each member of the Audit Committee is independent under our Standards of Director Independence, under the current listing standards of the New York Stock Exchange applicable to members of an audit committee, and under Rule 10A-3 under the Exchange Act. The Board of Directors has also determined that each member of the Audit Committee is financially literate, as required by the listing standards of the New York Stock Exchange, and that Mr. Collins, the Chairman of the Audit Committee, qualifies as an “audit committee financial expert,” as that term is defined in Item 407(d) of Regulation S-K under the Exchange Act. The Audit Committee met 10 times during 2014.

The primary purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight and monitoring responsibilities relating to:

•	the quality and integrity of our financial statements;

•	our system of internal control over financial reporting and disclosure controls and procedures;

•	the quality and integrity of our auditing, accounting and financial reporting processes generally;

•	the audits of our annual financial statements and the appointment, compensation, qualifications, independence and performance of our independent registered public accounting firm;

•	the monitoring and performance of the internal audit function; and

•	our compliance with legal and regulatory requirements.

The Audit Committee’s duties and responsibilities include:

•	reviewing and discussing with management, the internal auditor and our independent registered public accounting firm our annual audited and quarterly unaudited consolidated financial statements;

•	determining whether to recommend to the Board of Directors that our annual consolidated financial statements be included in our Annual Report on Form 10-K;

•	reviewing with management any earnings announcements or guidance forecasts and other announcements regarding our historical or projected results of operations;

•	selecting, appointing and, when appropriate, terminating our independent registered public accounting firm;

•	reviewing and pre-approving the nature, scope and fee arrangements of the annual audit and non-audit services of our independent registered public accounting firm;

•	reviewing the qualifications, performance and independence of our independent registered public accounting firm;

•	reviewing the scope and the results of the annual audit of our consolidated financial statements by our independent registered public accounting firm;

•	overseeing the internal audit function, including the appointment, performance and, where appropriate, termination of the internal auditor;

•	reviewing and discussing with management, the internal auditor and our independent registered public accounting firm our accounting and financial reporting practices and procedures and the design, implementation, adequacy and effectiveness of our system of internal controls;

•	preparing the annual Audit Committee report required by the rules of the SEC to be included in our proxy statement for our annual meetings of stockholders;

•	reviewing any transaction that involves a potential conflict of interest or a related person;

•	adopting and overseeing procedures for the receipt, retention and treatment of employee concerns and complaints regarding accounting, internal controls or auditing matters; and

•	providing other assistance to the Board of Directors, as requested, with respect to our financial, accounting and reporting practices.

The Audit Committee performs its functions and responsibilities under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter, as amended and restated by the Board of Directors on March 2, 2015, is available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.” The Audit Committee Report is on page 57 of this proxy statement.

Compensation Committee

During 2014, the members of the Compensation Committee were Thomas J. Madden III (Chairman since June 12, 2014), John A. (Andy) Miller (Chairman until his term on the Board expired on June 11, 2014), W. Kent Geer, Kevin P. Collins and A. Dale Jenkins. The Board of Directors has determined that each member of the Compensation Committee is independent under our Standards of Director Independence and under the current listing standards of New York Stock Exchange. In addition, each member of the Compensation Committee meets the definition of a “non-employee director” under Section 16b-3 of the Exchange Act, and of an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). The Compensation Committee met 12 times during 2014.

The primary purposes of the Compensation Committee are to review and approve the compensation of our executive officers and to oversee our compensation plans and policies generally. The Compensation Committee’s duties and responsibilities include:

•	establishing, reviewing and approving our general compensation philosophy and strategy;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers, including our Chief Executive Officer, and evaluating their performance in light of those corporate goals and objectives, and determining and approving their compensation based on that evaluation;

•	overseeing, evaluating and, as directed by the Board, administering and recommending changes to our incentive compensation and equity-based compensation plans, policies and programs;

•	approving employment agreements, severance agreements, change in control agreements and other compensation agreements and arrangements for our executive officers;

•	reviewing and approving the compensation of directors;

•	evaluating and assessing any risks and excessive risk-taking activities encouraged by our compensation programs and policies;

•	reviewing the results of the advisory vote by stockholders on the compensation of our named executive officers;

•	reviewing, modifying and making recommendations with respect to, and monitoring compliance with, our stock ownership guidelines;

•	reviewing and discussing with management the annual Compensation Discussion and Analysis disclosure regarding named executive officer compensation and, based on its review and discussion, recommending whether we include it in our proxy statement for our annual meeting of stockholders; and

•	preparing the annual Compensation Committee report required by the rules of the SEC to be included in our proxy statement for our annual meeting of stockholders.

The Compensation Committee does not generally exercise its power to delegate its authority to subcommittees and officers, other than its annual practice of delegating to the Chief Executive Officer the authority to grant a limited number of equity awards to non-executive employees under conditions prescribed by the Compensation Committee. The Compensation Committee has the authority under its charter to retain, approve fees for and terminate independent experts, consultants and advisors as it deems necessary to assist in the fulfillment of its responsibilities.

Since 2007, the Compensation Committee has engaged the services of an independent compensation consultant, Frederic W. Cook & Co. (“Cook & Co.”), to advise the Compensation Committee on executive compensation matters and to assist the Compensation Committee in reviewing and designing the compensation program and policies for our named executive officers and for our non-employee directors. The Compensation Committee typically invites Cook & Co. to attend meetings where compensation actions are to be discussed and Cook & Co.’s advice and analysis is expected to be sought. Cook & Co. provides the Compensation Committee with advice and reviews management recommendations on executive compensation as appropriate and as requested by the Compensation Committee. Cook & Co. from time to time communicates with the Compensation Committee’s Chairman outside of Compensation Committee meetings.

The Compensation Committee has assessed the independence of Cook & Co. pursuant to SEC rules and concluded that Cook & Co. is independent from management and has no conflict of interest that would prevent Cook & Co. from independently representing the Compensation Committee. In making this assessment, the Compensation Committee took into consideration all factors it deemed relevant to the independence of Cook & Co., including the following factors: (i) Cook & Co. reports directly to the Compensation Committee and not to management; (ii) the

Compensation Committee has the sole power to select, compensate and terminate Cook & Co. (and any other compensation consultant); (iii) Cook & Co. does not provide any other services to us or to our management or affiliates; (iv) the aggregate fees paid by us to Cook & Co., as a percentage of the total revenue of Cook & Co.; (v) Cook & Co.’s policies and procedures that are designed to prevent conflicts of interest; (vi) Cook & Co. has no business or personal relationships with any member of the Compensation Committee or any executive officer; and (vii) no member of the PowerSecure consulting team of Cook & Co. owns any of our shares.

While the Compensation Committee gives significant weight to the recommendations of our Chief Executive Officer and of Cook & Co., the Compensation Committee is responsible for making the final decisions on executive compensation matters and exercises its discretion and authority in approving, modifying or rejecting these recommendations. Additional information regarding the Compensation Committee’s processes and procedures for considering and determining executive officer compensation are contained in the Compensation Discussion and Analysis included below under “Executive Compensation.”

The Compensation Committee performs its functions and responsibilities under a written charter adopted by the Board of Directors. A copy of the Compensation Committee Charter, as amended and restated by the Board of Directors on February 26, 2014, is available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.” The Compensation Committee Report is on page 41 of this proxy statement.

Nominating and Corporate Governance Committee

During 2014, the members of the Nominating and Corporate Governance Committee were W. Kent Geer (Chairman), Kevin P. Collins, Thomas J. Madden III, A. Dale Jenkins and John A. (Andy) Miller (until his term on the Board expired on June 11, 2014). The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent under our Standards of Director Independence and under the current listing standards of New York Stock Exchange. The Nominating and Corporate Governance Committee met two times during 2014.

The primary purposes of the Nominating and Corporate Governance Committee are to:

•	identify individuals qualified to become members of the Board of Directors, consistent with the criteria approved by the Board;

•	recommend to the Board individuals qualified to serve on the Board of Directors and its committees;

•	advise the Board of Directors with respect to its size, composition, procedures, governance and committees;

•	develop, recommend to the Board of Directors, and annually review and assess, our Corporate Governance Guidelines and other corporate governance principles and policies; and

•	oversee the annual evaluation of the Board and its committees.

Other specific duties and responsibilities of the Nominating and Corporate Governance Committee include:

•	developing and applying qualification criteria for Board membership;

•	identifying, recommending to the Board, and reviewing director nominees;

•	establishing, and overseeing, a policy for considering nominees for director and evaluating and recommending candidates for election to the Board, including nominees recommended by stockholders;

•	reviewing, and recommending to our Board of Directors, independence determinations with respect to the directors;

•	reviewing the size and composition of the Board;

•	monitoring, and recommending to the Board, Board committee functions;

•	recommending Board committee assignments;

•	overseeing our Board’s performance and self-evaluation process;

•	annually assessing our Corporate Governance Guidelines, and recommending changes thereto;

•	assisting the Board of Directors in management succession planning;

•	overseeing risks and exposures associated with director nominations and qualifications, corporate governance and overall Board effectiveness; and

•	reviewing governance-related stockholder proposals and recommending Board responses.

The Nominating and Corporate Governance Committee unanimously recommended the two nominees standing for election at the Annual Meeting, and that recommendation was unanimously approved by the Board of Directors.

The Nominating and Corporate Governance Committee performs its functions and responsibilities under a written charter adopted by the Board of Directors. A copy of the Nominating and Corporate Governance Committee Charter, as amended and restated by the Board of Directors on April 14, 2014, is available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.”

Risk Committee

The Board of Directors has established a Risk Committee. In 2014, the members of the Risk Committee were A. Dale Jenkins (Chairman since June 12, 2014), Thomas J. Madden III (Chairman until June 11, 2014), W. Kent Geer, Kevin P. Collins and John A. (Andy) Miller (until his term on the Board expired on June 11, 2014). The Board of Directors has determined that each member of the Risk Committee is independent under our Standards of Director Independence and under the current listing standards of New York Stock Exchange. During 2014, the Risk Committee met four times formally while also informally overseeing risk discussions at the meetings of the Board of Directors and its other committees.

The principal duties of the Risk Committee are:

•	assessing, and providing oversight to management regarding the identification and evaluation of, major financial, business, strategic, operational, contractual, regulatory, information and external risks inherent in our business and operations and the control processes with respect to such risks;

•	overseeing our risk management, compliance and control activities;

•	overseeing the integrity of our systems of operational controls regarding legal and regulatory compliance; and

•	overseeing our compliance with legal and regulatory requirements, including, without limitation, with respect to the conduct of our business.

The Risk Committee performs its functions and responsibilities under a written charter adopted by the Board of Directors. A copy of the Risk Committee Charter, as adopted by the Board of Directors on March 4, 2010, is available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.”

Executive Sessions

Executive sessions of independent directors, without any management director or any other member of management being present, are held at least twice a year, and more often if the independent directors deem necessary or appropriate. The sessions are scheduled and chaired by our non-executive Chairman of the Board, and typically held in conjunction with Board meetings. Any independent director can request that additional executive sessions be held.

Director Attendance at Annual Meetings of Stockholders

The Board of Directors expects all directors to attend each Annual Meeting of Stockholders, except where the failure to attend is due to unavoidable or unforeseeable circumstances. All members of the Board of Directors attended the 2014 Annual Meeting of Stockholders, except Mr. Miller whose term expired at that meeting.

Nominations of Directors

Identifying and Evaluating Nominees for Director

The Nominating and Corporate Governance Committee uses a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size and composition of the Board of Directors, the needs of the Board and the respective committees of the Board, and the qualifications of potential candidates in light of those needs.

In selecting candidates for nomination at an annual meeting of stockholders, the Nominating and Corporate Governance Committee begins by determining whether the incumbent directors whose terms expire at that meeting desire and are qualified to continue their service on the Board of Directors. The Nominating and Corporate Governance Committee believes that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, giving us the benefit of the familiarity and insight into our affairs that our directors have accumulated during their tenure, while contributing to the Board’s ability to work as a collective body. Accordingly, it is the policy of the Nominating and Corporate Governance Committee, absent special circumstances, to nominate qualified incumbent directors who continue to satisfy the criteria for membership on the Board, and who the Nominating and Corporate Governance Committee believes will continue to make important contributions to the Board.

If there are Board positions for which the Nominating and Corporate Governance Committee will not be re-nominating a qualified incumbent, the Nominating and Corporate Governance Committee will consider recommendations for director nominees from a wide variety of sources, including Board members, management, business contacts, professional search firms, stockholders and other appropriate sources. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and to address the criteria for membership set forth below under “—Qualifications of Nominees for Director.” Candidates recommended by the Nominating and Corporate Governance Committee are subject to approval by the Board of Directors.

The terms of W. Kent Geer and Thomas J. Madden III expire at the Annual Meeting. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board of Directors unanimously nominated Messrs. Geer and Madden for reelection at the Annual Meeting, based upon their qualifications, expertise and skills and upon their prior experience on and contributions to our Board.

Qualifications of Nominees for Director

The Nominating and Corporate Governance Committee is responsible for reviewing with the Board of Directors the requisite qualifications and skills of new director candidates in the context of the current composition of the Board, our operating requirements and the long-term interests of our stockholders. While the Nominating and Corporate Governance Committee has not established specific requirements or policies regarding age, education, years of experience, diversity or specific types of skills for potential candidates, it has established certain criteria and qualifications that candidates for membership on the Board of Directors should possess. However, the Nominating and Corporate Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Except in limited and exceptional circumstances, each candidate to serve on the Board of Directors should have the following qualifications:

•	A reputation for high personal and professional integrity, strong moral character and adherence to our high ethical standards and values.

•	The absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the candidate serving as a director, and no other interests that would materially impair the candidate’s ability to (i) exercise independent judgment, or (ii) otherwise discharge the fiduciary duties owed as a director to us and our stockholders.

•	Holds or has held a recognized position of leadership in the candidate’s community or the candidate’s field of endeavor, and has demonstrated high levels of achievement in the candidate’s community or field.

•	Business acumen and experience, inquisitiveness, strong analytical skills and the ability to exercise sound business judgment and common sense in matters that relate to our current and long-term objectives.

•	A general level of expertise and experience in our business areas.

•	The ability to read and understand basic financial statements and other financial information pertaining to us.

•	A commitment to understanding our company and our business, industry and strategic objectives.

•	The availability and a commitment to devote adequate time to the Board and its committees and the ability to generally fulfill all responsibilities as a member of our Board of Directors, including to regularly attend and participate in meetings of the Board, Board committees and stockholders, in light of the number of other company boards on which the candidate serves and the candidate’s other personal and professional commitments.

•	The willingness and ability to represent fairly and to act in the interests of all of our stockholders rather than the interests of any particular stockholder, special interest group or other constituency.

•	For prospective non-employee directors, independence under SEC and applicable stock exchange rules and regulations.

•	The willingness to accept the nomination to serve as a member of our Board of Directors.

The Nominating and Corporate Governance Committee will also consider the following additional factors in connection with its evaluation of each prospective nominee:

•	Whether the prospective nominee will foster a diversity of skills, experiences and backgrounds on the Board.

•	Whether the prospective nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an “audit committee financial expert” under applicable SEC and stock exchange rules.

•	For incumbent directors standing for re-election, the incumbent director’s performance during his term, including the number of meetings attended, the level of participation, and overall contribution to the Board.

•	The composition of the Board and whether the prospective nominee will add to or complement the Board’s existing strengths.

From time to time the Nominating and Corporate Governance Committee may identify certain other skills or attributes as being particularly desirable to help meet specific Board needs that have arisen. While neither our Board nor the Nominating and Corporate Governance Committee has adopted a specific or formal policy on diversity with respect to directors, they share a commitment to an inclusive culture, endorse equal opportunity principles and practices and seek nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. We believe that the backgrounds and qualifications of the members of the Board, considered as a group, should provide a broad mix of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. The Nominating and Corporate Governance Committee is committed to nondiscrimination on the basis of gender, race, religion, national origin, sexual orientation, disability or any other basis proscribed by law in selecting nominees.

Recommendations and Nominations by Stockholders

The policy of the Nominating and Corporate Governance Committee is to consider properly submitted written nominations from stockholders for nominees for director. In general, persons properly recommended by stockholders as nominees for director are evaluated on the same basis as candidates recommended by other sources. Any stockholder recommendations for consideration by the Nominating and Corporate Governance Committee should include the candidate’s name, biographical information, information regarding any relationships between the candidate and us, personal references, a statement of recommendation of the candidate from the stockholder, a description of the shares beneficially owned by the stockholder, a description of all arrangements between the candidate and the recommending stockholder and any other person pursuant to which the candidate is being recommended, a written indication of the candidate’s willingness to serve on the Board and a written indication to provide such other information as the Nominating and Corporate Governance Committee may reasonably request.

In addition, our by-laws permit stockholders to nominate directors for consideration at an annual meeting of stockholders. Any such nominations made by stockholders must be submitted in compliance with the requirements for stockholder nominations set forth in our by-laws, which requirements are summarized at the end of this proxy statement under “Stockholder Proposals.” Nominations by stockholders for director candidates must fully comply with the requirements for stockholder nominations in our by-laws, including our timely receipt of proper notice from the proposing stockholder, and must be addressed to:

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

Attention: Chief Financial Officer

A copy of the relevant provisions of our by-laws regarding the requirements for nominating director candidates may be obtained by a stockholder, without charge, upon written request to our secretary at the address above.

Role of the Board in Risk Oversight

Risk is inherent in every business. We face a number of risks, including operational, financial, legal, regulatory, safety, strategic and reputational risks. While management is responsible for the day-to-day management of the risks we face, the role of our Board of Directors is to engage in the oversight of risk management and encourage management to promote a culture that actively manages risks as a part of our corporate strategy and operations. In fulfilling its risk oversight responsibility, our Board utilizes the assistance of Board committees in certain areas of risk, led by the Risk Committee. The Board’s role in the risk oversight process includes receiving regular reports from members of senior management and from Board committees on areas of material risk to us, which enables the Board of Directors to understand our risk identification, assessment and management and our risk mitigation strategies.

Each Board committee considers risk within its areas of responsibilities and keeps the Board regularly informed through committee reports about such risks. The Risk Committee is primarily charged with and responsible for overseeing generally this risk oversight process on behalf of the Board, periodically discussing our policies with respect to risk identification, assessment and management as well as risk mitigation strategies, and regularly reporting to the full Board on its risk oversight process. The Audit Committee assists the Board with respect to risk management primarily in the areas of accounting, financial reporting, internal controls and compliance with legal and regulatory requirements. The Compensation Committee assists the Board primarily with respect to the management of risks related to our compensation programs, policies and practices. The Nominating and Corporate Governance Committee assists the Board primarily with respect to the management of risks associated with Board organization, membership and structure and with corporate governance. This allocation of risk oversight responsibilities enables the Board of Directors and its committees to coordinate the risk oversight role. The Risk Committee and the full Board consider our risk profile and focus on the most significant risk factors facing us with the goal of ensuring that all material risks are identified and appropriate risk mitigation measures are implemented.

We believe that the Board’s leadership structure, as discussed above, is consistent with the roles of the Board and the Board committees in risk oversight. The Board has found that its current structure, with the separation of the roles of the Chairman of the Board and the Chief Executive Officer, supports the Board’s risk oversight activities, because the Chief Executive Officer and other members of senior management have responsibility for the management of risk and our Board, led by our Chairman, provides oversight of that risk management, and because various aspects of risk oversight are allocated among the committees of the Board within their areas of responsibility.

Codes of Ethics

We have adopted two codes of ethics, each designed to encourage our directors, officers and employees to act with the highest level of integrity. These codes are available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.”

We have adopted the PowerSecure International, Inc. Code of Ethics for Principal Executive Officer and Senior Financial Officers, which is a code of ethics that applies to our Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer and other senior finance organization employees. The purpose of this Code of Ethics is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a consistently legal and ethical manner.

We have also adopted the PowerSecure International, Inc. Code of Business Conduct and Ethics, which is a code of conduct that applies to all of our directors, officers and employees. Under the Code of Business Conduct and Ethics, each officer, director and employee is required to maintain a commitment to high standards of business conduct and ethics. The Code of Business Conduct and Ethics covers many areas of professional conduct, including conflicts of interest, protection of confidential information, and strict adherence to laws and regulations applicable to the conduct of our business. Directors, officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Business Conduct and Ethics.

If we make any amendment to, or grant any waiver from a provision of, either code of conduct with respect to any director, executive officer or senior financial officer, we will disclose the nature of such amendment or waiver on our website, in a Current Report on Form 8-K or both. We also have adopted procedures to receive, retain and treat complaints regarding accounting practices, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees, customers, suppliers, stockholders and other interested persons of concerns regarding those matters.

Compensation Committee Interlocks and Insider Participation

All members of the Compensation Committee are independent directors. No member of the Compensation Committee is or has ever been an officer or employee of us or of any of our subsidiaries, and no member has any relationship required to be disclosed pursuant to Item 404 of Regulation S-K. None of our executive officers serves as a member of the board of directors or of the compensation committee of any other entity that has one or more executive officers serving as a member of our Board of Directors or of our Compensation Committee.

Access to Management and Outside Advisors

Our directors have full and unrestricted access to our management and employees. Additionally, from time to time key members of management attend meetings of the Board of Directors to present information about the results, plans and operations of the business within their areas of responsibility. Our Board of Directors and its committees have the right to retain outside advisors and consultants of their choosing at our expense, without the consent or approval of management.

Board and Committee Effectiveness

We believe it is important that the Board of Directors and all of its committees are performing effectively and in the best interests of our company and our stockholders. Our Board of Directors, led by the Chairman of the Board, and each Board committee performs an annual self-assessment to evaluate its effectiveness in fulfilling its obligations.

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our directors, officers and certain key employees. These stock ownership guidelines are discussed below in this proxy statement under “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines.” We believe these guidelines are consistent with our culture, which encourages a spirit and responsibility of ownership, including through the ownership of an equity interest in our company, and help enhance the alignment of the interests of our directors, officers and key employees with our stockholders.

Communications with the Board of Directors

While the Board believes that management speaks for our company, any stockholder who wishes to communicate directly with the Board of Directors, any committee of the Board or any individual director may do so by directing a written request addressed to such director or directors as follows:

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

Attention: Chief Financial Officer

Communications directed to members of the Board will be forwarded to the intended Board members, unless such communications are deemed advertisements or promotional, clearly unrelated to our business or to Board or committee matters, or unduly hostile, threatening, illegal or otherwise unnecessary or inappropriate to forward.

Availability of Corporate Governance Documents

Our Corporate Governance Guidelines, Board committee charters and codes of ethics are available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.” In addition, we will provide a copy of any of these corporate governance documents without charge upon written request addressed to us at our principal executive offices as set forth above under “-Communications with the Board of Directors.”

PROPOSAL 1

ELECTION OF DIRECTORS

The Board of Directors currently consists of five members. Under our Second Restated Certificate of Incorporation, the Board is divided into three classes, designated as Class I, Class II and Class III, and members of each class serve staggered three year terms. The number of directors in each class is fixed to be as equal as possible, depending on the total number of members of the Board. Each director serves in office until the expiration of his term and until his successor is duly elected and qualified.

The terms of our two Class III directors expire at the Annual Meeting: W. Kent Geer and Thomas J. Madden III. Upon the unanimous recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has unanimously nominated W. Kent Geer, our Chairman of the Board, and Thomas J. Madden III, our Vice Chairman, to be re-elected as directors at the Annual Meeting, to serve as Class III directors for a term of three years. The other three current members of our Board of Directors will continue in office until the expiration of their respective terms, as indicated below, and until their respective successors are duly elected and qualified.

Messrs. Geer and Madden have each agreed to continue to serve as a director if re-elected by the stockholders at the Annual Meeting. The Board of Directors has no reason to believe that the nominees will be unable to serve. However, if either nominee should become unexpectedly unable to serve as a director, then the persons appointed as proxies in the accompanying proxy card intend to vote for such other nominee as the Board of Directors may designate, upon the recommendation of the Nominating and Corporate Governance Committee, unless the size of the Board is reduced by the Board of Directors.

Set forth below is information as of the date of this proxy statement about the nominees and the continuing directors. In addition to the information presented below regarding the specific experience, qualifications, attributes and skills of each nominee and of each continuing director that led our Nominating and Corporate Governance Committee and our Board of Directors to conclude that such person should serve as a director, we also believe that each nominee and each continuing director has demonstrated a high level of leadership experience, business acumen, integrity and honesty, and an ability to exercise sound judgment and deal with complex problems, as well as a commitment of service to our company and our Board. Our Board of Directors and the Nominating and Corporate Governance Committee believe that these skills and qualifications, combined with the diverse backgrounds, experience, expertise and perspectives of our directors, contribute to robust and productive discussions in the boardroom and the ability of the Board to work in a positive and collegial fashion that benefits our company and our stockholders by creating a strong and effective Board of Directors. The Nominating and Corporate Governance Committee regularly reviews the composition of the Board in light of our evolving business requirements and its assessment of the Board’s performance to ensure that the Board has the appropriate mix of skills and experiences needed for the broad set of challenges that it confronts and the responsibilities it has. Based on all of these qualifications, the Board of Directors believes that each nominee and each of the continuing directors has the appropriate set of skills and qualifications to serve as members of the Board and to benefit our company and our stockholders as Board members.

Nominees

Class III - Term Expires in 2015

W. Kent Geer, 60, has served on our Board of Directors since June 2012, including as our Chairman of the Board since June 2013. Mr. Geer also serves as the Chairman of the Nominating and Corporate Governance Committee and as a member of the other Board committees. Mr. Geer served in the audit practice of Ernst & Young LLP from 1977 until 2011, including as a partner since 1989. During his career at Ernst & Young, he served as lead audit partner for a large number of public and private companies in different industries including telecommunications, software, biotechnology, semi-conductors, distribution and various other product and service companies. He served as audit practice leader for the Ernst & Young Entrepreneurial Services Group in Raleigh, North Carolina, the market team leader for the technology industry practice of the Carolinas area, and the partner in charge for the Carolinas’ Ernst & Young Entrepreneur of the Year program. Mr. Geer also serves on the advisory board of a privately-held media company and the board of governors of a non-profit educational institution. In January 2015, Mr. Geer joined the board of directors of a privately-held drug discovery company located in the Research Triangle Park, North Carolina.

Mr. Geer brings to our Board 37 years of expertise and experience as an advisor to many public and private company boards, board committees and management teams in a diversity of industries as well as serving as an advisor to businesses on large transactions including a variety of financing and capital raising transactions as well as merger and acquisition transactions. He holds extensive expertise in the fields of accounting, auditing and financial matters, and he has a broad range of experience in corporate development and organizational acumen. Our Board of Directors believes Mr. Geer’s skills, experiences and expertise, especially his diverse experience working with other public company boards and management teams and his expertise in accounting and audit matters, as well as his prior service on our Board, make him well qualified to serve on our Board.

Thomas J. Madden III, 67, has served on our Board of Directors since December 2008, including as our Vice Chair since June 2013. Mr. Madden also serves as the Chairman of the Compensation Committee and as a member of the other Board committees. In 1991, he joined ScottMadden, Inc., a consulting firm dedicated to the utility and shared services industry, where he served as its Chief Executive Officer until 1998 and as its Chairman from 2000 until 2003, and where he has served on its Board of Directors since 1991 and was Of Counsel from 2003 until 2012. Mr. Madden also served as a director of A.P. Services, Inc., an international supplier of mechanical packing, gaskets and seals, from December 2010 until July 2012. He has also served as a member of the Board of Advisors to the College of Global Studies of Arcadia University. From 1978 until 1991, Mr. Madden was a consultant with Theodore Barry & Associates, a consulting firm dedicated to serving the utility and energy industry, holding various executive positions including Chief Executive Officer. From 1974 until 1978, he was employed by Jersey Central Power & Light, a gas and electric utility, where he became head of the nuclear licensing group. From 1970 until 1974, he was a member of the technical staff of Bell Telephone Laboratories, modeling nuclear weapons effects for the development of the American anti-ballistic missile defense system.

Mr. Madden brings to our Board over 40 years of experience as a leader with strong business experience, a manager and an advisor of management consulting firms in the electric, gas and shared service industries along with extensive knowledge and understanding of our industry and sophisticated expertise in the energy field. Our Board of Directors believes Mr. Madden’s skills, experience and expertise as a business leader and as an expert in the field of energy, as well as his prior service on our Board, provide him with strong qualifications to serve on our Board.

Continuing Directors

Class I - Term Expires in 2016

Sidney Hinton, 52, has served as our President and Chief Executive Officer since April 2007 and as a member of our Board of Directors since June 2007. Mr. Hinton has also served as the President and Chief Executive Officer of PowerSecure, Inc., our core subsidiary, since its inception in 2000. In 2000, he was an Executive-in-Residence with Carousel Capital, a private equity firm. In 1999, Mr. Hinton was the Vice President of Market Planning and Research for Carolina Power & Light (now known as Progress Energy and which was subsequently merged with Duke Energy). From August 1997 until December 1998, he was the President and Chief Executive Officer of IllumElex Lighting Company, a national lighting company. From 1982 until 1997, Mr. Hinton was employed in several positions with Southern Company and Georgia Power Company.

As the founder and driving force behind the formation, development and growth of our PowerSecure business and as the leader of all of our business units, our Board of Directors believes Mr. Hinton is uniquely and well qualified to serve on our Board as its only management member. He brings to our Board an extensive and valuable understanding of our business and of the markets and customers we serve and the products and services we provide as well as strong leadership of our company. In addition, Mr. Hinton brings to the Board 30 years of experience in the energy industry, serving as a leader and manager and with extensive relationships and contacts in the energy business especially within the utility segment. Our Board greatly benefits from the valuable experience, expertise, leadership and guidance that Mr. Hinton provides to the Board and to our company.

Class II - Term Expires in 2017

Kevin P. Collins, 64, has served on our Board of Directors since March 2000. Mr. Collins also serves as the Chairman of the Audit Committee and as a member of the other Board committees. He has been a Managing Member of The Old Hill Company LLC, which provides corporate financial and advisory services, since 1997. From 1992 to 1997, he served as a principal of JHP Enterprises, Ltd., and from 1985 to 1992 he served as Senior Vice President of DG Investment Bank, Ltd., both of which were engaged in providing corporate finance and advisory services. From 1979 to

1985, Mr. Collins worked for various financial institutions. Over the past 20 years, Mr. Collins has served as a director of the following public companies: Key Energy Services, Inc., an oilfield service provider, since 1996; Applied Natural Gas Fuels, Inc., a liquefied natural gas provider, from November 2008 until September 2012; and The Penn Traffic Company, a food retailer, from 1999 to 2010. He also served as a director of The Antioch Company LLC, a privately held direct sales company, from 2009 to 2013. Mr. Collins is a CFA Charterholder.

Mr. Collins brings to our Board over 35 years of experience as a financial and lending advisor with experience over that time serving as a member of many public and private company boards and board committees in a diversity of industries as well as serving as an advisor and consultant to many growing businesses. He holds extensive expertise in the fields of corporate governance, executive compensation and audit committee matters, and he has a broad range of experience in corporate strategy development and organizational acumen. Our Board of Directors believes Mr. Collins’ skills, experiences and expertise, especially his diverse experience on other public company boards and his expertise on corporate governance, compensation and audit matters, as well as his prior service on our Board, qualify him to continue to serve on and to enhance the strengths of our Board.

A. Dale Jenkins, 58, has served on our Board of Directors since January 2014. Mr. Jenkins also serves as the Chairman of our Risk Committee and a member of each of our other Board committees. He has served as the Chief Executive Officer of Medical Mutual Holdings, Inc., headquartered in Raleigh, North Carolina, and its subsidiary companies since 1995, after having served as the Chief Operating Officer of the Medical Mutual Group from 1994 to 1995. Medical Mutual is a property/casualty insurance company that specializes in professional liability insurance for physicians and healthcare professionals. Medical Mutual also owns subsidiaries including an investment company focused on real estate opportunities; a property/casualty insurance holding company that specializes in developing professional liability alternative risk programs for physicians and healthcare professionals; and a full-line insurance agency that brokers life, health, dental and disability insurance primarily to healthcare professionals.

From 1978 through 1994, Mr. Jenkins was employed with Ernst & Young LLP, including as a partner from 1987 until 1994. During his career at Ernst & Young, Mr. Jenkins was responsible for the direction of professional service teams that provided audit and consulting services to major clients of Ernst & Young, he led the Carolinas Insurance Practice and he was responsible for that firm’s recruiting effort at major universities in North Carolina. In addition, he lectured at numerous seminars and participated on a variety of committees at Ernst & Young. Mr. Jenkins obtained his license as a certified public accountant in 1980 (license currently inactive) and is a member of the American Institute of CPAs (AICPA). He serves on several private boards of directors of health care, insurance and educational entities.

Mr. Jenkins brings to our Board valuable experience as a business leader and manager with a focus in the health care and insurance industries, as well as important expertise in financial and accounting matters. Our Board of Directors believes Mr. Jenkins’ skills, experiences and expertise, especially his understanding of technology and growth companies and strategic planning, qualify him to continue to serve on and provide valuable contributions to our Board.

Vote Required

Our By-Laws require that, in uncontested elections such as this one, each director be elected by a majority of the votes cast by the holders of the shares of our common stock present, in person or by proxy, and entitled to vote at the Annual Meeting with respect to such director. A “majority of the votes cast” means that the number of votes “FOR” a director nominee must exceed the number of votes “AGAINST” that director nominee.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT STOCKHOLDERS VOTE “FOR” THE ELECTION AS DIRECTORS OF

W. KENT GEER AND THOMAS J. MADDEN III

Proxy cards properly signed and timely returned to us will be so voted,

unless contrary instructions are specified.

PROPOSAL 2

APPROVAL, ON AN ADVISORY BASIS, OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with the requirements of Section 14A of the Exchange Act, our stockholders are entitled to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This advisory vote, commonly referred to as a “say-on-pay” proposal, provides our stockholders with the opportunity to express their views on the design and effectiveness of the compensation of our named executive officers. This proposal is intended to provide an overall assessment of the compensation of our named executive officers and our compensation philosophy, policies and practices generally, rather than to address any specific item of compensation. In accordance with the advisory preference expressed by our stockholders, our Board of Directors adopted a policy to submit this say-on-pay proposal to our stockholders on an annual basis.

As described in greater detail in this proxy statement under the heading “Executive Compensation - Compensation Discussion and Analysis,” which you are urged to review, our executive compensation program is designed to closely align the interests of our named executive officers with the interests of our stockholders, as well as to attract, motivate and retain executives who are crucial to our success. At the core of our executive compensation program is our “pay-for-performance” philosophy that links executive compensation levels and opportunities to the achievement of key financial and strategic objectives that are expected to increase stockholder value. Under our executive compensation program, our named executive officers are rewarded for the achievement of both specific corporate financial goals and individual performance goals that are designed to drive the creation of stockholder value. We believe in paying for performance, and we also believe that pay should be at risk when performance goals are not achieved. Our stockholders have approved the compensation of our named executive officers each year since we commenced this say-on-pay proposal in 2011.

Our executive compensation program is administered by our Compensation Committee, which utilizes the recommendations of management and the advice of its independent compensation consultant, and is designed to provide incentives for, reward, retain and, in the case of new hires, attract highly driven and successful executive officers who are critical for us to achieve our short-term and long-term strategic, operational and financial goals and to enhance stockholder value, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The Compensation Committee regularly reviews the compensation program for our named executive officers to ensure that it achieves the desired goals of incentivizing performance and being aligned with the interests of our stockholders. This includes establishing performance targets and individual performance goals based on our strategic and operating plans. We believe that our executive compensation program is strongly aligned with the interests of our stockholders, exhibits sound corporate governance principles and supports our pay-for-performance philosophy on a risk-appropriate and balanced basis.

For 2014, we sought to reinforce our pay-for-performance philosophy and enhance the alignment of the interests of our executives with the interests of our stockholders by emphasizing equity-based incentives that included long-term components for our Chief Executive Officer. As a result, the annual cash incentive component, under the annual incentive plan, was modified to reduce the Chief Executive Officer’s cash payout opportunity in favor of annual equity grants.

During 2014, our executives worked to address certain short-term challenges that had arisen, and over the course of 2014 our business opportunities and expectations improved, reflecting the progress of their efforts. In June 2014, we won nearly $120 million in solar distributed generation project awards, the largest project awards in our history, and these awards are expected to generate significant revenues in 2015 and 2016. In March 2015, we reported our fourth quarter 2014 financial results, with record quarterly revenues of $81.7 million and a record backlog of $368 million, and a return to profitability. By the end of 2014, we had a high quality pipeline of opportunities, made tangible improvements in all three of our business segments, and intensified our focus on operational excellence intended to drive meaningful revenue growth on a profitable basis in 2015 and beyond.

In determining the compensation payouts to our executives for 2014, the Compensation Committee maintained the financial goals and objectives as initially set in early 2014, which resulted in no payout to our executives under our 2014 annual plan with respect to the corporate goals because we did not achieve the threshold company financial goals we set early in the year. Because these corporate financial goals constituted the vast majority of the annual cash incentive payout opportunity, the amount of cash compensation, incentive compensation and total compensation paid to our Chief Executive Officer and our Chief Financial Officer for 2014 declined significantly from 2013. The total compensation of our Chief Executive Officer in 2014, as calculated for SEC purposes in the Summary Compensation Table, decreased by 78% from 2013. Excluding long-term equity grants subject to vesting and performance conditions, Mr. Hinton’s total compensation declined by 53% from 2013. The total compensation of our Chief Financial Officer in 2014, as calculated for SEC purposes in the Summary Compensation Table, decreased by 48% from 2013.

Accordingly, while our financial results for 2014 were less than our expectations when we set the program for the year, we believe that our executive compensation program in 2014 was consistent with our pay-for-performance philosophy and also was aligned with the interests of our stockholders. Despite the results of the year as a whole, our executive officers successfully managed our company through the short-term challenges that they encountered, as discussed above. We believe that our executive compensation program was instrumental in motivating our executives to address these challenges and to build the foundation for future success, as they were motivated by their long-term interests as well as their drive to build the foundation for our performance in 2015 and beyond. The Compensation Committee believes that the level of compensation payouts for 2014 demonstrate the pay-for-performance philosophy of the executive compensation program, as below target financial results led to lower compensation amounts, while long-term incentives remain driving forces for our longer-term prospects and financial success. See “Executive Compensation - Compensation Discussion and Analysis – Section 1. Executive Summary” below.

At our 2014 annual meeting of stockholders, our stockholders approved our say-on-pay resolution with approximately 67% of the votes cast in favor of the resolution. In light of the 2014 say-on-pay vote, the Compensation Committee conducted a review of the executive compensation program to ensure it continues to bring a proper focus on linking pay to performance and being aligned with stockholder interests. Since the 2014 annual meeting, our senior management reached out and communicated with and received feedback from the majority of our top 20 actively managed stockholders representing approximately 50% of our outstanding actively managed shares. For 2015, the Compensation Committee maintained the base salaries of our Chief Executive Officer and Chief Financial Officer at 2014 levels, increased the weighting of the EPS component in the annual incentive plan, continued the use of equity-based payouts with a significant performance component as part of the annual incentive plan for our Chief Executive Officer, and has no current intention of granting any significant equity awards to our executive officers that vest solely based on service. Accordingly, the Compensation Committee believes that our executive compensation program, with its focus on performance and alignment with stockholder interests, is reasonable, appropriate and effective.

For these reasons, we are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement. Accordingly, at the Annual Meeting, we are recommending that our stockholders indicate their support for the compensation of our named executive officers by voting “FOR” the following resolution:

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in the Company’s Proxy Statement for the 2015 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the other related materials and discussion.”

Vote Required

The affirmative “FOR” vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote on Proposal 2 is required to approve, on an advisory basis, the compensation of our named executive officers. Because this say-on-pay vote is advisory, the results of the vote on this proposal will not be binding on us, our Board of Directors or the Compensation Committee. However, the Board of Directors and the Compensation Committee, which is responsible for designing and administering our executive compensation program, value the opinions expressed by our stockholders and will consider the outcome of this vote when making future decisions regarding the compensation of our named executive officers.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 2:

THE APPROVAL, ON AN ADVISORY BASIS, OF

THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Proxy cards properly signed and timely returned to us will be so voted,

unless contrary instructions are specified thereon.

PROPOSAL 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal

The Audit Committee of the Board of Directors has appointed Hein & Associates LLP (“Hein”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2015. Hein has served as our independent registered public accounting firm since 2004. In addition, Hein provides us with certain audit-related services as described below.

At the Annual Meeting, our stockholders will be asked to ratify the Audit Committee’s appointment of Hein as our registered public accounting firm for fiscal 2015. While stockholder ratification of the appointment of Hein is not required by our by-laws or by any other applicable legal requirement, we are submitting this appointment to our stockholders for ratification as a matter of good corporate governance. If our stockholders do not ratify the appointment of Hein, then the Audit Committee will reconsider the appointment, although it may still determine to retain this appointment. Even if the appointment of Hein is ratified by our stockholders, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.

We expect that one or more representatives of Hein will be present telephonically at the Annual Meeting, and will be available to respond to appropriate questions and have the opportunity to make a statement if they desire to do so.

The aggregate fees for professional services rendered to us by Hein for the fiscal years ended December 31, 2014 and December 31, 2013 were as follows:

	Fees
	2014	2013
Audit Fees (1)	$357,565	$364,325
Audit-Related Fees (2)	73,075	28,875
Tax Fees	0	0
All Other Fees	0	0

Total	$430,640	$393,200

(1)	“Audit Fees” consist of fees for professional services rendered by Hein for the audit of our consolidated annual financial statements, the audit of our internal control over financial reporting, and the quarterly review of our consolidated interim financial statements included in our Quarterly Reports on Form 10-Q.
(2)	“Audit-Related Fees” consist of fees for professional services rendered by Hein for the audit of our 401(k) plan and the audit of the financial statements of our PowerSecure, Inc. subsidiary on a stand-alone basis.

The Audit Committee has determined that the provision of non-audit services by Hein in fiscal 2014 and fiscal 2013 was compatible with maintaining their independence.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a policy that requires the Audit Committee to pre-approve all audit and non-audit services to be provided by our independent registered public accounting firm. The Audit Committee may delegate this pre-approval authority to one or more of its members, such as its chairman. If any service is pre-approved pursuant to such delegation, the pre-approving member must report the same to the Audit Committee at the next scheduled meeting. In accordance with this pre-approval policy, all professional services provided by Hein as our independent registered public accounting firm during fiscal 2014 and fiscal 2013 were pre-approved by the Audit Committee.

Vote Required

The affirmative “FOR” vote of the holders of a majority of the shares of common stock present, in person or by proxy, at the Annual Meeting and entitled to vote on this proposal is required to ratify the appointment by the Audit Committee of Hein as our independent registered public accounting firm for the fiscal year ending December 31, 2015.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

THAT STOCKHOLDERS VOTE “FOR” PROPOSAL 3:

THE RATIFICATION OF THE APPOINTMENT OF HEIN

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

Proxy cards properly signed and timely returned to us will be so voted,

unless contrary instructions are specified thereon.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table contains information regarding the beneficial ownership of our common stock as of April 17, 2015 (except as otherwise noted) by:

•	each person known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock;

•	each of our directors and nominees for director;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o PowerSecure International, Inc., 1609 Heritage Commerce Court, Wake Forest, North Carolina 27587. The information provided in the table below is based on our records, information filed with the SEC and information provided by our directors and executive officers.

	Shares Beneficially Owned (1)
Name of Beneficial Owner	Number	Percent (2)
Wellington Management Group LLP (3) Wellington Trust Company, NA c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02110	2,998,375	13.4
Blackrock, Inc. (4) 55 East 52nd Street New York, NY 10022	1,358,744	6.1
Dimensional Fund Advisors LP (5) Building One 6300 Bee Cave Road Austin, TX 78746	1,291,710	5.8
Sidney Hinton	599,174	2.7
Christopher T. Hutter (6)	63,856	*
Gary J. Zuiderveen	97,798	*
Eric Dupont (7)	30,500	*
W. Kent Geer	28,588	*
Thomas J. Madden III	62,395	*
Kevin P. Collins (8)	64,946	*
A. Dale Jenkins	13,343	*
All current directors and executive officers as a group (8 persons)(9)	960,600	4.3

*	Less than 1%.
(1)

For purposes of this table, we have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission, although such information does not necessarily indicate beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the beneficial owner has sole or shared voting power or investment power and any shares that the beneficial owner has the right to acquire within 60 days of April 17, 2015 through the exercise of any stock option or other right. In addition, such shares that the beneficial owner has the right to acquire are deemed to be outstanding in calculating the percent beneficially owned by such beneficial owner, but are not deemed to be outstanding in determining the percent beneficially owned by any other beneficial owner. Moreover, restricted shares, even if subject to vesting or forfeiture, are deemed to be beneficially owned by the grantee and deemed to be outstanding in calculating the percent beneficially owned by such beneficial owner and by any other beneficial owner. Unless otherwise indicated in these notes, we believe, based on the information furnished to us, that each beneficial owner has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws where applicable.
(2)	The percentage ownership is based upon 22,447,116 shares of common stock outstanding as of April 17, 2015.
(3)	Information based upon Amendment No. 1 to Schedule 13G filed with the SEC on February 12, 2015 by Wellington Management Group LLP (“Wellington Management”), indicating beneficial ownership as of December 31, 2014, and also indicating that Wellington Management, in its capacity as investment adviser, has shared dispositive power with respect to 2,998,375 shares and shared voting power with respect to 1,923,365 shares held of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management, none of which has beneficial ownership of five percent or more of our outstanding shares of common stock except Wellington Trust Company, NA (“Wellington Trust”), which reports shared voting and dispositive power with respect to 1,537,765 of these shares based upon Schedule 13G filed with the SEC on February 12, 2015 by Wellington Trust.
(4)	Information based upon Amendment No. 1 to Schedule 13G filed with the SEC on January 30, 2015 by Blackrock, Inc., indicating beneficial ownership as of December 31, 2014, and also indicating that Blackrock, Inc. has sole dispositive power with respect to 1,358,744 shares and sole voting power with respect to 1,322,798 shares.
(5)	Information based upon Amendment No. 4 to Schedule 13G filed with the SEC on February 5, 2015 by Dimensional Fund Advisors LP indicating beneficial ownership as of December 31, 2014. Dimensional Fund Advisors LP has sole voting power with respect to 1,247,721 shares and sole dispositive power with respect to 1,291,710 shares. Dimensional Fund Advisors LP is a registered investment adviser that furnishes investment advice to four registered investment companies, and serves as investment manager to certain other commingled group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimensional Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimensional Funds. In its role as investment adviser, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities that are owned by the Dimensional Funds, and may be deemed to be the beneficial owner of the shares held by the Dimensional Funds. However, all these shares listed in this table are owned by the Dimensional Funds. Dimensional disclaims beneficial ownership of such securities.
(6)	Includes 13,000 shares that may be acquired by Mr. Hutter upon the exercise of stock options exercisable within 60 days of April 17, 2015.
(7)	Includes 3,000 shares that may be acquired by Mr. Dupont upon the exercise of stock options exercisable within 60 days of April 17, 2015.
(8)	Includes 23,611 shares that may be acquired by Mr. Collins upon the exercise of stock options exercisable within 60 days of April 17, 2015.
(9)	Includes 39,611 shares that may be acquired upon the exercise of stock options exercisable within 60 days of April 17, 2015 by our current directors and executive officers. See notes (6) through (8).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis section of this proxy statement addresses the executive compensation program for our named executive officers, who are the following:

•	Sidney Hinton, our President and Chief Executive Officer;

•	Christopher T. Hutter, our Executive Vice President, Chief Financial Officer and Chief Operating Officer;

•	Eric Dupont, our Executive Vice President of Finance and Administration; and

•	Gary J. Zuiderveen, our Vice President of Financial Reporting, Controller and Principal Accounting Officer.

In this “Executive Compensation” section, when we refer to our executives, our officers or our executive officers we mean these four named executive officers, unless the context otherwise provides or requires.

In order to present our executive compensation program in a simple and understandable manner, this Compensation Discussion and Analysis is organized into the following sections:

•	Section 1. Executive Summary

•	Section 2. Compensation Committee Processes and Procedures

•	Section 3. Executive Compensation Components and Design

•	Section 4. Compensation Policies and Other Compensation Information

•	Section 5. Compensation Risk Management

Section 1. Executive Summary

Objectives and Philosophy of our Executive Compensation Program

We operate in a robust and challenging industry heavily dependent upon the ability to attract, retain and maximize the abilities of top managerial talent, so appropriate and effective compensation is critical. We have developed an effective compensation program that entices outstanding talent to join our company, encourages professional growth in our officers and employees, motivates and rewards outstanding individual and corporate performance and creates a path towards corporate excellence. Our executive compensation program is designed to accomplish the following objectives:

•	to attract and retain highly talented and productive executive officers;

•	to provide incentives and rewards for our executive officers to be strong leaders and managers, to utilize their entrepreneurial spirit, to perform at a superior level and to achieve important financial and strategic goals;

•	to align the interests of our executive officers with the interests of our stockholders; and

•	to drive corporate performance and enhance shareholder value through a strong “pay-for-performance” culture on a risk-appropriate basis based on solid corporate governance principles.

To achieve these objectives, our executive compensation program consists of four primary components:

•	base salary;

•	short-term incentive compensation in the form of annual cash incentive awards;

•	long-term incentive compensation in the form of equity grants such as stock options, restricted stock, restricted stock units, performance shares and performance units; and

•	perquisites and general benefit programs.

Our executive compensation program is administered by our Compensation Committee, which utilizes the recommendations of management and the advice of its independent compensation consultant.

At the core of our executive compensation program is our “pay-for-performance” philosophy that ties a significant portion of the compensation of our executives to performance through the achievement of both specific corporate financial and strategic goals, such as growth and profitability, as well as individual performance goals that are designed and intended to drive the creation of stockholder value. We accomplish this through our annual cash incentive plan and equity grants. We believe in paying for performance, and we also believe that pay should be at risk when performance goals are not achieved.

We also seek to closely align the interests of our named executive officers with the interests of our stockholders, by granting equity awards that include long-term vesting periods, maintaining stock ownership guidelines with minimum stock ownership requirements for our executives, having a significant portion of our Chief Executive Officer’s incentive compensation payable in equity rather than cash, and using compensation plan goals that are tied to company financial metrics very closely followed by investors.

In addition, our compensation program is designed to mitigate risks relating to our business. We designed our program to accomplish this by balancing short and long-term incentives, having rigorous independent Compensation Committee oversight of our executive compensation programs with the advice of its independent compensation adviser, placing reasonable limits on incentive compensation payouts, having a clawback policy allowing us to recoup compensation under certain circumstances and other means described below. Our compensation program is also based on solid corporate governance principles and a strict set of internal controls.

The Compensation Committee regularly reviews the compensation program for our named executive officers to ensure that it achieves the desired goals of incentivizing performance and aligning our executives’ interests with our stockholders’ interests. This includes establishing performance targets and individual performance goals based on our strategic plans and financial goals, with payout levels and award types that are geared towards those plans and goals within a reasonable risk-reward framework.

Compensation Approach in Practice

We believe that our executive compensation program is strongly aligned with the interests of our stockholders, exhibits sound corporate governance principles and supports our pay-for-performance philosophy on a risk-appropriate and balanced basis, as evidenced by the following:

•	Our executive compensation program is comprised of a variety of fixed and performance-based pay elements, including base salary, annual cash bonuses and incentive awards and equity awards, tied to the achievement of key corporate financial and individual goals, and intended to both reward and incentivize performance and increase stockholder value within a balanced and competitive framework.

•	A significant portion of our total executive compensation is provided in the form of performance-based, “at-risk” compensation, with appropriate upside potential for strong performance, as well as meaningful downside exposure for underperformance.

•	We have an executive compensation recoupment or clawback policy that allows us to recover incentive compensation awarded to our named executive officers if it was based on financial results that were subsequently determined to be inaccurate.

•	In 2014, as a result of an analysis undertaken by the Compensation Committee regarding current compensation trends, input from our compensation consultant and shareholder input, we modified the design of the incentive compensation program for our Chief Executive Officer so that it is now mostly equity-based rather than cash-based, further strengthening the alignment of his incentives with the long-term interests of our stockholders, with annual equity incentives including performance units with multi-year performance goals and restricted stock awards with long-term vesting.

•	Our executive compensation decisions take into account the dynamic financial and business markets in which we operate, and take into account our corporate and financial goals and strategies and our emphasis on long-term performance goals, especially growth and profitability.

•	We have stock ownership guidelines requiring our named executive officers, as well as our directors and other key management employees, to maintain meaningful levels of stock ownership and which require such persons (after a phase-in period for new officers and directors) to hold all company equity awards on a net basis until they meet the required minimum holding periods.

•	We maintain an insider trading policy that, among other things, prohibits our named executive officers and our directors from engaging in hedging transactions and from pledging the shares of our company that they own as collateral for loans or holding them in margin accounts except in limited situations after approval by our Board.

•	We do not provide any excise tax or other tax gross-ups for any compensation payable to our named executive officers.

•	The Compensation Committee receives the advice and consultation of an independent compensation consultant that has no relationship with management, receives no other fees from us and has no other relationship creating a conflict of interest.

•	The Compensation Committee’s independent compensation consultant conducts an annual compensation risk assessment to confirm that our compensation programs and practices do not motivate behaviors that are likely to have a material adverse effect on the Company.

•	In addition to holding annual say-on-pay votes, which allow our stockholders to express their support for executive compensation on an annual basis, we continually reach out to our stockholders so they can express their views on executive compensation informally.

•	We have a long-standing commitment to strong corporate governance principles and director independence, as demonstrated by a Board of Directors (other than our Chief Executive Officer) and a Compensation Committee comprised entirely of independent directors, and as further demonstrated by our company leadership structure with an independent Chairman of the Board separate from our Chief Executive Officer.

Compensation Program Highlights in 2014

Overview. Over the course of 2013, the Compensation Committee continued its ongoing evaluation of our executive compensation program taking into account our overall company objectives, best practices, stockholder feedback, the results of the stockholder “say-on-pay” vote in June 2013 and the limited use of equity incentives since 2007. As a result, the Compensation Committee modified the design of the executive compensation program with a view towards strengthening the alignment between compensation incentives and stockholder value. For 2014, the Compensation Committee took several actions to shift the executive compensation program to a more equity-based program, with a focus on Mr. Hinton, our Chief Executive Officer. In December 2013, the Compensation Committee made a long-term retention stock grant to Mr. Hinton, providing a powerful retention tool as well as a strong long-term incentive. In April 2014, the Compensation Committee redesigned Mr. Hinton’s annual incentive program to place greater emphasis on equity-based incentives by reducing his cash incentive opportunity at each level (threshold, target and maximum) by one-half, and by adding an annual grant of restricted stock and performance units.

Our 2014 Business and Financial Results. From a business and financial results standpoint in 2014, we experienced some short-term challenges affecting our operating results compared to our expectations in the first quarter 2014 that impacted our expectations for the remainder of the year, after we had set our compensation goals and objectives for 2014. We shared our internal expectations for the remainder of 2014 by providing public guidance in May 2014 that projected results for the rest of 2014 below our initial expectations. Thereafter, our executives worked to address those short-term challenges, and over the course of 2014 our business outlook and expectations improved, reflecting the progress of the efforts of our executives. In June 2014, we won nearly $120 million in solar distributed generation project awards, the largest project awards in our history, and these awards are expected to generate significant revenues in 2015 and 2016. In our fourth quarter 2014, we had record quarterly revenues of $81.7 million and a record backlog of $368 million, and our operations had returned to profitability. By the end of 2014, we had a high quality pipeline of opportunities, made tangible improvements in all three of our business segments, and intensified our focus on operational excellence intended to drive meaningful growth on a profitable basis in 2015 and beyond.

Throughout 2014, our executive officers led substantial progress in several key areas to position us for success in 2015 and beyond. First, we saw significant improvements in the efficiency and productivity of our utility services business, and we successfully renegotiated substantially improved pricing and terms for one of our major utility customer contracts. As a result of these actions, the gross margin in our utility infrastructure segment improved by eight percentage points from the first quarter to the fourth quarter of 2014. Second, we increased the scope and quality of our project pipeline and accelerated the conversion of projects from our pipeline into our backlog, especially in our traditional (non-solar) distributed generation, or DG, business. As we announced in March 2015, our non-solar DG backlog increased 39% year-over-year. One of the drivers for our DG backlog growth was our October 2014 acquisition of a mission critical energy services business that had data center customer relationships and added data center electrical infrastructure service capabilities to us, including a new strategic relationship with a data center customer planning to build more than 200 MW of capacity over the next several years. Third, we restructured how we manufacture our LED lighting solutions, as the result of which in the fourth quarter, our LED gross margins were 41.8%, a year-over-year increase of 20.7 percentage points.

2014 Compensation Results. The amount of cash compensation, incentive compensation and total compensation paid to our Chief Executive Officer and our Chief Financial Officer for 2014 declined significantly from 2013, primarily because they did not receive any payouts with respect to our company financial goals for 2014 because we did not achieve the threshold company financial goals we set early in the year, and these corporate goals constituted the vast majority of their annual cash incentive payout opportunity. Accordingly, since the lack of achieving corporate financial performance goals resulted in lower compensation payouts, we believe that our executive compensation program in 2014 was consistent with our pay-for-performance philosophy and also was aligned with the interests of our stockholders. Despite the results of the year as a whole, our executive officers successfully managed our company through the challenges that occurred, as discussed above. We believe that our executive compensation program was instrumental in motivating our executives to address these challenges and to build this foundation for future success, as they were motivated by their long-term interests as well as their drive to build the foundation for our performance in 2015 and beyond.

The total compensation of our Chief Executive Officer in 2014, as calculated for SEC purposes in the Summary Compensation Table, decreased by 78% from 2013. Excluding long-term equity grants subject to vesting and performance conditions, Mr. Hinton’s cash incentive payout declined by 80% and his total compensation declined by 53% from 2013. The total compensation of our Chief Financial Officer in 2014, as calculated for SEC purposes in the Summary Compensation Table, decreased by 48% from 2013.

The Compensation Committee believes that the level of compensation payouts for 2014 demonstrate the pay-for-performance philosophy of the executive compensation program, as below target financial results led to lower compensation amounts, while longer-term incentives retain their motivational impact for our long-term prospects and financial success. Accordingly, for 2015, the Compensation Committee continued to set appropriate revenue growth and earnings per share, or EPS, goals, increasing the weighting of EPS in light of the Compensation Committee’s belief that generating increasingly profitable revenue growth in the future is a key metric highly valued by our stockholders. In addition, the Compensation Committee did not increase the base salaries of either Mr. Hinton or Mr. Hutter. Moreover, for 2015 the Compensation Committee has overseen a management program that has made a portion of each non-executive business leader’s annual compensation dependent upon the same financial metrics and goals that are in the annual incentive plan for our executives in order to further enhance and align our business strategy and drive for corporate performance.

Section 2. Compensation Committee Processes and Procedures

Compensation Committee

The Compensation Committee of our Board of Directors is responsible for establishing and administering the compensation program and policies for our executive officers as well as developing and monitoring our compensation program and philosophy for our employees generally. The Compensation Committee approves all compensation paid to our executive officers, establishes our compensation policies for our executive officers, reviews and approves our general compensation policies for our non-executive employees and also oversees the administration of our stock plans under which grants of equity awards, such as stock options and restricted stock, may be made to our executive officers and employees.

During 2014, the members of the Compensation Committee were Thomas J. Madden III (who also served as chairman of the Compensation Committee since June 11, 2014), John A. (Andy) Miller (who served as chairman of the Compensation Committee until he retired from the Board June 11, 2014), W. Kent Geer, Kevin P. Collins and A. Dale Jenkins. The Board of Directors has determined that each member of the Compensation Committee is independent under our Standards of Director Independence, under the current listing standards of the New York Stock Exchange and under the rules and regulations of the SEC.

Processes and Procedures

In general, the Compensation Committee’s compensation process involves a combination of establishing proper metrics for certain compensation elements, such as the annual incentive compensation plan and any performance-based stock awards, with other compensation elements such as direct qualitative goals based primarily on the judgment of the members of the Compensation Committee. The Compensation Committee is responsible for the review and approval of all aspects of our executive compensation program and makes all decisions regarding the compensation of the named executive officers. In fulfilling its duties and responsibilities, as discussed below, the Compensation Committee seeks the input and recommendations of our Chief Executive Officer and of the Compensation Committee’s independent compensation consultant with respect to both overall compensation practices and guidelines and specific compensation decisions. Annually, the Compensation Committee reviews the base salaries, establishes the annual bonus and incentive compensation plans, goals and arrangements and evaluates the long-term incentives and overall compensation levels of our named executive officers. The Compensation Committee generally makes these critical annual compensation decisions during March and/or April of each year, after the Compensation Committee has available the prior year’s annual consolidated financial results and has completed the determination of the prior year’s incentive payouts.

During its annual review of the named executive officers, the Compensation Committee considers the value of the overall role and contribution of each named executive officer, including the impact that the named executive officer has had on the achievement of our corporate performance and on our strategic, financial and operating goals. In making compensation decisions, the Compensation Committee also analyzes tally sheets for each of the executive officers that show the dollar amount of each component of the executive officer’s compensation. While the Compensation Committee considers the recommendations of our Chief Executive Officer and of its independent compensation consultant, the Compensation Committee is responsible for making the final decision on executive compensation matters and exercises its discretion and authority in approving, modifying or rejecting these recommendations. After considering these recommendations and making its own evaluation, the Compensation Committee establishes the base salary, annual bonus and incentive programs and goals and long-term compensation and equity awards for the named executive officers.

The Compensation Committee does not specifically utilize peer company comparisons to establish executive compensation levels, although from time to time it considers general industry pay survey data in assessing the reasonableness of compensation and ensuring that compensation levels at our company remain competitive. The Compensation Committee believes that, due to the portfolio, market niches and size of our company, it is difficult and would not be appropriate to establish a meaningful peer group or to make meaningful comparisons with other companies. Accordingly, the Compensation Committee believes that its members, with the assistance and recommendations of our Chief Executive Officer and the advice of its independent compensation consultant, are generally best situated to make compensation decisions.

The Compensation Committee does not generally exercise its power to delegate its authority to subcommittees and officers, other than its annual practice of delegating to the Chief Executive Officer the authority to grant a limited number of equity awards to non-executive employees under conditions prescribed by the Compensation Committee. The Compensation Committee has authority under its charter to retain, approve fees for and terminate independent experts, consultants and advisors as it deems necessary to assist in the fulfillment of its responsibilities.

Role of Management

In carrying out its responsibilities, our Compensation Committee works with members of our management, including our Chief Executive Officer. Typically, our management assists our Compensation Committee by providing information on corporate and individual performance and management’s perspective and recommendations on compensation matters. The Compensation Committee considers, and factors into its decision-making process, recommendations from our Chief Executive Officer regarding the compensation of other executives. Our Chief Executive Officer often provides the Compensation Committee with his recommendations on certain components of the compensation of the other executive officers, either directly through recommended compensation amounts or indirectly through performance evaluations. Our Chief Executive Officer often makes these recommendations to the Chairman of the Compensation Committee without participating in meetings of the Compensation Committee. Although from time to time our Chief Executive Officer is invited to and participates in meetings discussing the compensation of other executive officers, he is not present for any portions of meetings when his compensation is being determined.

Role of Independent Compensation Consultant

The Compensation Committee has engaged and regularly consults with Frederic W. Cook & Co., its independent compensation consultant, in performing its duties and it considers the advice and recommendations of Cook & Co. before taking actions and making decisions on executive compensation. Since 2007, the Compensation Committee has utilized Cook & Co. to assist it with establishing our executive compensation program and setting the elements of the compensation of executive officers, including base salaries, bonus and incentive compensation plans and arrangements and equity granting practices. The Compensation Committee typically invites Cook & Co. to attend meetings where compensation actions are to be discussed and Cook & Co.’s advice and analysis is expected to be sought. Cook & Co. provides the Compensation Committee with advice and recommendations on executive compensation as appropriate and as requested by the Compensation Committee. Cook & Co. from time to time communicates with the Chairman of the Compensation Committee outside of Compensation Committee meetings. Cook & Co. has not provided any services to, or received any fees from, our company or management other than for compensation consulting services rendered directly to the Compensation Committee. In addition, Cook & Co. was selected by, reports directly to, has its compensation and other terms of engagement authorized by, and can only be terminated by the Compensation Committee and not management. For these and other reasons discussed under “Corporate Governance - Committees of the Board – Compensation Committee”, the Compensation Committee has assessed the independence of Cook & Co. pursuant to the factors set forth in the listing standards of the New York Stock Exchange and concluded that Cook & Co. is independent from management and has no conflict of interest that would prevent Cook & Co. from independently serving the Compensation Committee.

Advisory Vote on Executive Compensation and Stockholder Outreach

Primarily through management, as well as at times through our directors, we regularly communicate with our stockholders to better understand their opinions on our business strategy and objectives as well as to gather their feedback regarding other matters of investor interest such as executive compensation. Our Board of Directors and the Compensation Committee value the input and carefully consider the feedback from our stockholders regarding our executive compensation program. To the extent there is any significant vote against the compensation of our named executive officers, we will consider our stockholders’ concerns and evaluate whether any actions are necessary to address those concerns.

After taking into account the strong preference for an annual say-on-pay vote expressed by our stockholders at our 2011 annual meeting, the Board of Directors determined that we will hold an annual advisory stockholder vote, referred to as a say-on-pay vote, on the compensation of our named executive officers until the next say-on-pay frequency vote in 2017. At our 2013 annual meeting of stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers, with 96% of stockholder votes cast in favor of our 2013 say-on-pay resolution. As we evaluated our compensation practices for 2014, we were mindful of the level of support our stockholders expressed for our pay-for-performance compensation philosophy linking compensation to our financial and operating goals and the enhancement of stockholder value. Through our stockholder outreach efforts led by management, we also received input from some of our stockholders that their view was that our executive compensation program, especially for our Chief Executive Officer, should be more equity-based, provide more long-term incentives and focus on bottom line metrics. As part of its ongoing evaluation of our executive compensation program taking into account the views of the Compensation Committee, our overall company goals, best practices, the input of our independent compensation consultant as well as this feedback from our stockholders, the Compensation Committee made changes to our executive compensation program for 2014 that were designed to add meaningful equity-based components to the compensation programs for our Chief Executive Officer and to strengthen the focus on growing our revenues and enhancing our profitability in the future.

Following this change, at our 2014 annual meeting of stockholders, our stockholders approved our say-on-pay resolution with approximately 67% of the votes cast in favor of the resolution. In light of the 2014 say-on-pay vote, the Compensation Committee conducted a review of the executive compensation program to ensure it continues to bring a proper focus on linking pay to performance and being aligned with stockholder interests. Since the 2014 annual meeting, our senior management reached out and communicated with and received feedback from the majority of our top 20 actively managed stockholders representing approximately 50% of our outstanding actively managed shares. For 2015, as described in more detail herein, the Compensation Committee maintained the base salaries of our Chief Executive Officer and our Chief Financial Officer at 2014 levels, increased the weighting of the EPS component in the annual incentive plan, continued the use of equity-based payouts with a significant performance component as part of the annual incentive plan for our Chief Executive Officer, and has no current intention of granting any significant equity awards to our executive officers that vest solely based on service. Accordingly, the Compensation Committee believes that our executive compensation program, with its focus on performance and its alignment with stockholder interests, is reasonable, appropriate and effective.

Section 3. Executive Compensation Components and Design

Components of Executive Compensation

Our executive compensation program consists of four primary components:

•	base salary;

•	short-term incentive compensation in the form of annual cash incentive awards;

•	long-term incentive compensation in the form of equity grants such as stock options, restricted stock, restricted stock units, performance-based restricted stock and performance units; and

•	perquisites and general benefit programs.

We believe that offering a combination of fixed pay (such as base salary) and variable pay (such as cash bonuses and equity awards) opportunities is reasonable and necessary for a good compensation program.

Pay Mix

For 2014, as compared to prior years and our expectations for future years, the pay mix to our executive officers was more heavily weighted towards base salary and less heavily weighted towards incentive awards due to the small annual cash incentive payouts and bonuses in 2014, including the lack of any incentive plan payout with respect to our 2014 corporate metrics and goals. Our executive officers receive a significant portion of their compensation from performance-based compensation vehicles, which is intended to reflect and motivate their impact on our overall performance, both short-term and long-term. The following table sets forth the 2014 pay mix details for our Chief Executive Officer and for our other executive officers:

	2014 Pay Mix (as a Percentage of Total Compensation)
Element of Compensation	CEO	Other NEOs
Base Salary	50%	56%
Cash Bonus or Incentive Awards	9%	8%
Equity Awards	37%	30%
All Other Compensation	4%	6%

Base Salary

The fixed component of our compensation program is the base salary. We establish base salaries for our named executive officers in amounts that are intended to provide them with a steady source of income in line with their skills, expertise and experience for their services rendered to us during the fiscal year. The base salary is intended to provide a reasonable degree of financial certainty and stability to executives in order to attract and retain qualified and experienced individuals. The Compensation Committee believes that competitive base salaries are important for attracting and retaining key talent. Base salaries are also often used in measuring other compensatory opportunities, such as target bonuses and incentive compensation opportunities, which are generally set at a percentage of base salary, and severance arrangements, which are typically based in part upon a multiple of base salary.

The Compensation Committee annually reviews the base salary of our named executive officers and makes adjustments as it deems reasonable and appropriate. Base salaries are also reviewed in the case of promotions or other significant changes in responsibilities and, in the case of new hires, are evaluated at the time of hire.

The base salary for each of our named executive officers is subjectively determined primarily on the basis of the following factors: experience, personal performance, contribution to our corporate performance, level of responsibility, duties and functions, breadth of knowledge, internal base salary comparability considerations, general changes in executive compensation, and our financial performance generally. The relative weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. In addition, the Compensation Committee considers the recommendation of our Chief Executive Officer for other executive officers, as well as the advice of its independent consultant. As in previous years, the Compensation Committee did not use any peer group comparisons in 2014.

In early 2014, the Compensation Committee increased Mr. Hinton’s base salary but reduced his cash incentive opportunity and thus his overall cash compensation opportunity as part of the shift to a more equity-focused overall compensation plan for Mr. Hinton. Mr. Hutter’s base salary was also increased in early 2014 in connection with his compensation plan for 2014 that put more weight on his individual performance than in previous years. In making these salary adjustments for 2014, the Compensation Committee also took into account that the base salaries of Messrs. Hinton and Hutter were not adjusted in 2013. For 2015, the Compensation Committee did not increase the base salaries of Messrs. Hinton and Hutter, maintaining their salaries at 2014 levels. For Mr. Dupont, the Compensation Committee set his base salary in September 2014 at $250,000 in connection with his appointment as Executive Vice President of Finance and Administration, and increased his base salary to $260,000 in March 2015. Under Mr. Zuiderveen’s revised employment agreement, he is not entitled to receive, and our Compensation Committee does not intend to grant, any increase in his base salary from the annual rate at which it was set in October 2012. The following table shows the base salaries of the named executive officers since 2013:

	Base Salary
Name	2013	2014	2015
Sidney Hinton	$595,000	$700,000	$700,000
Christopher T. Hutter	325,000	350,000	350,000
Eric Dupont (1) ……………	—	250,000	260,000
Gary J. Zuiderveen	150,000	150,000	150,000

Annual Cash Bonuses

Generally. Our compensation program provides for annual cash bonuses based on a combination of corporate and individual performance goals as a form of variable, at-risk pay as a key component in our “pay-for-performance” program. We typically grant bonuses to our named executive officers after the end of each year for their services and performance over the prior year. These bonuses are based on company financial goals and individual performance objectives that are determined at the beginning of the year and assessed by the Compensation Committee after the end of the year. These bonuses are intended to provide incentives to our named executive officers on an annual basis to motivate our executives to deliver performance that supports our business and strategic goals and meets or exceeds our financial goals.

For 2014, the annual cash bonus opportunities for Messrs. Hinton and Hutter were based upon their participation in our Executive Incentive Plan, as described below. Because Mr. Dupont did not become an executive officer until late in 2014, the Compensation Committee decided to base his annual bonus for 2014 on its qualitative judgment of his individual performance and impact on our corporate performance for 2014 without setting, ranking or weighting any specific goals. Mr. Dupont is a participant in the Executive Incentive Plan for 2015. Mr. Zuiderveen does not receive an annual cash bonus as a result of the restructuring of his employment agreement in 2012.

Annual Executive Incentive Plan. In April 2010, upon the recommendation of the Compensation Committee, our Board of Directors adopted the 2010 Executive Incentive Compensation Plan, which we refer to as the Executive Incentive Plan. The Executive Incentive Plan is a cash incentive program designed to motivate participants to perform to the best of their abilities and to achieve key company financial goals and individual performance objectives that are intended to drive increased stockholder value on a risk-appropriate basis. The Executive Incentive Plan serves in our executive compensation program as an annual incentive plan based on such factors, metrics, goals and terms as the Compensation Committee establishes each year, based on the circumstances and goals at the time, with an annual bonus target opportunity based on a percentage or multiple of the participating officer’s base salary.

Under the Executive Incentive Plan, the Compensation Committee selects the executives who will be participants in and eligible to earn awards under the Executive Incentive Plan. At the beginning of each performance period, which to date has consisted of one fiscal year, the Compensation Committee establishes the company and individual performance goals for each participant, the weighting of those performance goals and the awards payable to each participant based on the achievement of those performance goals. Each participant’s award opportunity is expressed as a percentage of base salary earned during the applicable performance period. Participants are eligible to receive an award under the Executive Incentive Plan only if and to the extent performance goals predetermined by the Compensation Committee are achieved. The Compensation Committee has the discretion to reduce or eliminate any award under the Executive Incentive Plan.

The performance goals are a combination of company performance metrics and individual direct goals and objectives. The Compensation Committee believes that the compensation and incentives of each named executive officer should be significantly influenced by a combination of the named executive officer’s individual contribution and performance and of our corporate performance and the executive’s contribution to that performance. Since the adoption of our Executive Incentive Compensation Plan in 2010, the Compensation Committee has tied the majority of the annual cash bonus and incentive compensation payouts for our Chief Executive Officer and our Chief Financial Officer to the achievement of key corporate financial goals that are objective, that are linked to our annual business plan and strategy and that the Compensation Committee believes are key components in increasing stockholder value.

The company performance goals may be based on corporate financial measures (including, but not limited to, revenues, operating income, pre-tax income, net income, gross profit, costs, cash position, cash flow, free cash flow, operating cash flow, EBITDA, any of the preceding measures as a percent of sales, earnings per share (before or after taxes), return on assets, return on equity, return on investment, return on sales, total stockholder return and change in stock price), other company and business unit financial objectives, operational efficiency measures, and other objectives tied to our success or such other criteria, qualitative or quantitative, as the Compensation Committee determines in its discretion and judgment. Performance goals and the weighting thereof may differ from participant to participant, from performance period to performance period and from award to award.

The Compensation Committee also believes that a meaningful portion of the annual bonus award for each executive officer should be tied to the performance by such executive of key individual goals and objectives, in order to emphasize the need for strong leadership in establishing the foundation for the future growth of our evolving company and to mitigate potential risks that could emerge from excessive focus on short-term financial results. The Compensation Committee considers certain specific goals and objectives as qualitative factors of individual performance and contribution to corporate performance, taking into account the overall economic and operating environment in which we conduct our business.

The Compensation Committee administers the Executive Incentive Plan. Subject to the terms of the Executive Incentive Plan, the Compensation Committee has all discretion and authority necessary or appropriate to control and manage the operation and administration of the Executive Incentive Plan. The Compensation Committee or the Board may amend or terminate the Executive Incentive Plan at any time and for any reason. The Compensation Committee has adopted a policy that provides it with the discretion to review the impact of any acquisitions or dispositions with respect to our executive compensation program, as well as any other items of a non-routine, non-recurring nature, and to determine whether to include or exclude the impact of such items from the performance calculations under the annual compensation program, such as under the Executive Incentive Plan.

2014 Incentive Plan Awards to Messrs. Hinton and Hutter. The Executive Incentive Plan for 2014, which we refer to as the 2014 Incentive Plan, was subject to the following three performance goals as approved by the Compensation Committee:

•	our operating income,

•	our consolidated revenues, and

•	the individual performance of goals and objectives by each participant.

For 2014, the Compensation Committee concluded that our operating income, as a measure of profitability, and our consolidated revenues, as a measure of growth, were among the key financial metrics and indicators of our performance most closely followed by our investors and by potential investors. Thus, the satisfaction of targeted corporate performance of those metrics was reasonably likely to correlate with, or even lead to, an increase in stockholder value. The Compensation Committee also concluded that for 2014, a meaningful portion of the annual cash bonus opportunity available to Messrs. Hinton and Hutter should be tied to key individual performance goals and objectives.

For Mr. Hinton, individual performance factors considered by the Compensation Committee in evaluating his contribution to corporate performance in 2014 included effective leadership, enhancing the long-term value of our company, achieving growth goals approved by our Board, efficiently and effectively managing our operations processes and procedures, leading our risk management, enhancing our priority on safety, effectively communicating with stockholders and leading our management succession planning.

For Mr. Hutter, the individual performance factors considered by the Compensation Committee in evaluating his contribution to corporate performance in 2014 included his leadership in our compliance with GAAP and the rules and regulations of the SEC, effective oversight of our financial statements and internal control over financial reporting and of our SEC filings and reports, leading our compliance with the Sarbanes-Oxley Act, maintaining timely and effective communication with our Board on financial matters and issues, planning analytics, treasury management and capital structure planning and execution, working capital management, M&A analytics and execution, financial planning leadership, contributing to our business plan and strategic direction, leading our investor relations program, and leading communications with regulatory agencies.

We reevaluate these individual performance goals and objectives every year, based upon our expectations of the executives and our near-term and long-term goals and strategies and prevailing business, market and economic conditions. Thus, the Compensation Committee may, in its discretion, apply different factors with respect to the various elements of executive compensation in future years.

The Compensation Committee established threshold, target and maximum performance levels for the operating income and revenue goals that, when combined with the incentive opportunity for individual performance, created the following potential cash awards payable, expressed as a percentage of base salary, under the 2014 Incentive Plan for Messrs. Hinton and Hutter:

	Potential 2014 Incentive Plan Payouts As a Percentage of Base Salary
Name	Threshold	Target	Maximum
Sidney Hinton	25%	50%	100%
Christopher T. Hutter	25%	50%	75%

In April 2014, after reviewing our business plan and strategy and internally projected financial results and goals, and also after consideration of investor expectations, the Compensation Committee established the following threshold, target and maximum performance levels for the operating income and revenues goals and the following weighting for each performance goal under the 2014 Incentive Plan:

	2014 Incentive Plan Performance Levels			Weighting
Performance Goal	Threshold	Target	Maximum	Hinton	Hutter
Operating Income	$21 Million	$23 Million	$25 Million	50%	45%
Revenues	$290 Million	$315 Million	$340 Million	25%	25%
Individual Performance	Direct Goals	Direct Goals	Direct Goals	25%	30%

The Compensation Committee, when it established these goals in April 2014, believed that achievement of these performance levels would drive growth and performance in 2014. The Compensation Committee believed that the target levels represented achievable financial results with strong performance and that the maximum levels would require high levels of performance that would represent stretch performance beyond expectations. However, after the Compensation Committee set the foregoing goals and targets, we conducted our quarterly review of operations and prospects of our business units and learned that our 2014 financial results would fall short of both our internal and investor external expectations for 2014. Accordingly, in May 2014 in connection with our release of financial results for the first quarter 2014 we issued financial guidance for 2014 reflecting those new expectations, which indicated we would not meet the threshold goals under the 2014 Incentive Plan. Because we did not meet the threshold level of performance for either operating income or revenues for 2014, Messrs. Hinton and Hutter did not receive any cash bonus payout relating to our corporate performance for 2014.

In its qualitative assessment of the individual performance of Messrs. Hinton and Hutter in 2014, the Compensation Committee concluded that each of Messrs. Hinton and Hutter exceeded his respective target level of performance but did not achieve the maximum level. This assessment was based primarily on the Compensation Committee’s determination that Messrs. Hinton and Hutter demonstrated outstanding skill and leadership in quickly identifying the causes of the short-term challenges that arose in the first quarter and also in quickly implementing appropriate actions to address those challenges throughout the remainder of 2014. The Compensation Committee believes that the actions taken by Messrs. Hinton and Hutter resulted in significant progress in addressing the short-term challenges in 2014 and also resulted in preserving and strengthening our longer-term prospects. The Compensation Committee made this qualitative evaluation of individual performance without using specific targets, weightings or formulas in making its determination of the level of the individual performance of Messrs. Hinton and Hutter.

After reviewing our financial performance and results for fiscal 2014 and evaluating the individual performances of Messrs. Hinton and Hutter, the Compensation Committee approved the following cash payouts under the 2014 Incentive Plan:

	Actual 2014 Incentive Plan Payouts
Name	Operating Income	Revenues	Individual Performance	Total Payout	Total Payout as a Percentage of Base Salary
Sidney Hinton	$0	$0	$125,000	$125,000	17.9%
Christopher T. Hutter	$0	$0	$62,500	$62,500	17.9%

The Compensation Committee concluded that these payouts were consistent with our pay-for-performance objective, since our performance failed to meet our threshold financial goals set at the beginning of 2014.

2014 Annual Bonus to Dupont. Our Compensation Committee awarded Mr. Dupont a cash bonus of $35,000 for 2014, based upon its qualitative review of Mr. Dupont’s performance in 2014, as Vice President of Finance of our PowerSecure, Inc. subsidiary through September 1, 2014 and as our Executive Vice President of Finance and Administration thereafter, as well as based upon the recommendation by Mr. Hinton and the advice of the Compensation Committee’s consultant. In making this award, the Compensation Committee considered a variety of individual factors, such as Mr. Dupont’s performance with respect to financial reporting and analytics, business acquisitions and integrations, business leadership and accounting leadership, but did not apply any specific weighting or ranking to any factor.

2015 Annual Incentive Plan. In March 2015, the Compensation Committee determined that the participants in the Executive Incentive Plan for 2015, referred to as the 2015 Incentive Plan, will be Messrs. Hinton, Hutter and Dupont, and has selected our consolidated EPS and our consolidated revenues as the corporate goals and metrics, and the achievement of direct goals and objectives by the executives as the individual performance goals. The revenue goals were set to drive a return to meaningful growth by targeting record revenues. The Compensation Committee also established threshold, target and maximum performance levels for EPS and consolidated revenues goals that, when combined with the incentive opportunity for individual performance, create the following potential cash awards payable, expressed as a percentage of base salary, under the 2015 Incentive Plan for Messrs. Hinton, Hutter and Dupont:

	Potential 2015 Incentive Plan Payouts As a Percentage of Base Salary
Name	Threshold	Target	Maximum
Sidney Hinton	25%	50%	100%
Christopher T. Hutter	25%	50%	75%
Eric Dupont	20%	35%	70%

For 2015, the Compensation Committee adjusted the weightings of the financial goals compared to 2014 by increasing the relative weighting of the profitability component to 80% of the combined weighting of the financial goals to enhance the executive team’s focus on EPS performance:

	2015 Incentive Plan Weightings
Performance Goal	Hinton	Hutter	Dupont
EPS	60%	48%	40%
Revenues	15%	12%	10%
Individual Performance Goals	25%	40%	50%

Long-Term Incentive Compensation

Background. Our long-term incentives are designed and intended to align the interests of our named executive officers with those of our stockholders by linking the executive’s incentive with the creation of stockholder value, to provide an opportunity for increased equity ownership by our executives, and to maintain competitive levels of executive compensation, thus providing executives with a significant incentive to manage us from the perspective of an owner with an equity stake in our company. Because of the direct relationship between the value of restricted stock, performance shares and stock options and the market price of our common stock, we believe that the practice of granting awards of restricted stock, performance shares and stock options provides the Compensation Committee with an excellent tool for motivating our named executive officers to manage our company in a manner that is consistent with the interests of our stockholders. We also regard our equity grant program as a key retention tool, and the Compensation Committee considers retention as an important factor in setting the vesting schedule for equity awards.

Under our 2008 Stock Incentive Plan, as amended and restated, the Compensation Committee has the authority to grant stock options, restricted stock, restricted stock units, performance shares, performance units and various other forms of equity awards to employees, including our named executive officers. To date, all grants of equity awards made by the Compensation Committee have been in the form of either stock options or restricted stock, the vesting of which has been tied either to service time or to performance conditions established by the Compensation Committee, but future equity awards may include restricted stock units.

The number of shares of common stock that we award in, or that are payable with respect to, each equity grant is determined by the Compensation Committee primarily based on the named executive officer’s anticipated contributions to our future success, the level intended to create a meaningful opportunity for stock ownership based on the executive officer’s current position with us and current stock ownership, the executive officer’s potential for increased responsibility and promotion and the executive officer’s personal performance in recent periods. The Compensation Committee also considers the number of shares underlying equity awards previously awarded to the named executive officer in order to maintain an appropriate level of equity incentive for that individual. While the Compensation Committee does not adhere to any specific guidelines as to the relative equity holdings of our named executive officers, it typically considers the recommendation of our Chief Executive Officer and the advice of its independent compensation consultant.

Retention Equity Grants – Shift to Equity-Based Awards. Beginning in 2013, as part of its ongoing evaluation of our executive compensation program taking into account our overall company goals, best practices, the advice of its independent compensation consultant, stockholder feedback, and also in light of the lack of any equity incentives being granted to Mr. Hinton since a multi-year vesting restricted stock award in 2007, the Compensation Committee decided to modify the incentive compensation structure for Mr. Hinton so that equity-based incentives would play a more meaningful role in his compensation, further driving performance and strengthening the alignment of Mr. Hinton’s incentives and interests with those of our stockholders. The Compensation Committee took two specific actions to accomplish this shift to more equity-based incentives for Mr. Hinton. First, in December 2013, the Compensation Committee made a special equity grant to Mr. Hinton intended to serve as a long-term retention tool for his services over a ten year period. This award was intended to acknowledge Mr. Hinton’s successful leadership of our company and his critical role in the execution of our growth strategy in future years. Under the award, Mr. Hinton was granted 275,000 restricted shares of common stock that vest over a ten year period in two equal installments, the first installment not vesting until five years after grant and the second installment not vesting until ten years after grant, subject in each case to Mr. Hinton’s continued service to our company on the vesting dates. The restricted shares will not vest prior to these vesting dates if Mr. Hinton voluntarily terminates his employment with us for any reason. Early vesting of these restricted shares will only occur in part upon Mr. Hinton’s death or disability (pro rata through the month of such event), or in full in the event that either Mr. Hinton is terminated by us without cause or there is a change in control of our company. Second, as discussed below under “—Annual Equity Awards as Components of CEO’s Compensation Program,” Mr. Hinton’s annual incentive program for 2014 was modified from a cash-based annual bonus plan to an incentive program that includes both cash bonus and equity incentives covering annual and multi-year periods. In addition, as part of its focus on enhancing equity-based incentives for its executive officers, in June 2013 the Compensation Committee granted an award of 25,000 shares of restricted stock to Mr. Hutter, vesting over a five year period. Similarly, in September 2014, the Compensation Committee awarded Mr. Dupont with 20,000 shares of restricted stock also vesting over a five year period, in connection with his appointment of Executive Vice President of Finance and Administration.

Annual Equity Awards as Components of CEO’s Compensation Program. Starting in 2014, the Compensation Committee reduced the cash payout opportunity for Mr. Hinton under the annual cash incentive plan, and in lieu thereof added two equity components to Mr. Hinton’s annual incentive program, restricted stock and performance units, which are intended to serve as stock-based pay-for-performance long-term awards focusing our Chief Executive Officer on multi-year goals designed to increase shareholder value and at the same time serve as retention tools.

The grant date fair value of the restricted stock grant, which was made on April 7, 2014, was equal to one-half (50%) of Mr. Hinton’s base salary, and the grant will vest pro rata over a three year period subject to continued service by Mr. Hinton over that period.

The targeted value of the performance units, meaning the number of shares that would be issuable if the target EPS goal for the period is met, is equal to one-half (50%) of Mr. Hinton’s base salary divided by the closing price of our common stock on April 7, 2014, which was the originally intended grant date and was the actual grant date of the restricted stock award described above. The value of the performance units at the threshold performance goal is 25%, and at the maximum goal is 100%, of Mr. Hinton’s base salary. The performance units will vest based on threshold, target and maximum goals for our cumulative EPS over the 33 month period from April 1, 2014 through December 31, 2016, and any units earned will be paid out after that performance period concludes. The 33 month period was selected to satisfy the goal of multi-year performance and also to meet certain corporate tax deductibility requirements in light of the timing of the award not occurring until June 2014 due to the transition time of the Compensation Committee shifting to the new equity-based program. The Compensation Committee noted that the closing stock price on the June 2014 grant date was lower than the closing stock price on the originally intended April 2014 grant date, and that converting the targeted grant value to performance units based on the June 2014 price would have resulted in more shares being granted. The Compensation Committee decided to convert the value of the performance units at the higher April 2014 stock price to avoid an unintended benefit to Mr. Hinton of the delay in the grant due to the Compensation Committee finalizing the formulation of the award.

For 2015, the Compensation Committee made similar equity-based grants to Mr. Hinton of restricted stock and performance units, with the same vesting terms and grant date fair value formulas as in the 2014 grants, utilizing the closing sale price of our common stock on the grant date of March 26, 2015 as the reference for determining the number of shares in each case and setting full three year performance period (January 1, 2015 – December 31, 2017) goals for our cumulative EPS based on our goals, objectives and expectations as of the grant date.

In the future, the Compensation Committee will continue to evaluate the best methods for utilizing equity incentives to provide long-term equity compensation to our named executive officers, consistent with our executive compensation program, and may recommend future additional equity grants beyond the annual grants. However, the Compensation Committee has not established any specific policy or guidelines on the type or amount of equity incentives to grant.

Perquisites and Other General Benefits

We do not provide pension arrangements or similar benefits to either our named executive officers or our other employees, other than the annuity arrangement for Mr. Hinton discussed below. Our named executive officers, like our other employees, are eligible to participate in various employee benefit plans, including medical plans and life and disability insurance. In addition, we maintain a 401(k) plan for the benefit of all our employees, including our named executive officers, and we make matching contributions to such persons, which matching percentage is the same for our named executive officers as for all other employees under our 401(k) plan.

We also provide limited perquisites and personal benefits to our named executive officers that are not otherwise available to all of our employees, but only to the extent that we believe they are reasonable and consistent with our overall compensation program and better enable us to attract and retain superior executives. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to the named executive officers. Certain of these perquisites and personal benefits are provided and required by our executives’ employment agreements as the result of negotiations in connection therewith. While the Compensation Committee considers these benefits and perquisites in making compensation decisions, they do not have a material influence on these decisions because they are a relatively insignificant portion of the total compensation of the executives.

We provide our executive officers (other than Mr. Zuiderveen) with either the use of a company automobile intended primarily for business use or a car allowance in lieu of such use. In addition, we pay for one country club membership for our Chief Executive Officer, as provided in his employment agreement, which the Compensation Committee approved because it believes a club membership can provide an opportunity to build business and community relationships while promoting a healthy lifestyle. We do not own, lease, maintain or otherwise use any corporate aircraft, and our executives exclusively use commercial airlines for all air travel. Periodically, our named executive officers attend company-related activities, such as sporting events or out-of town business meetings, in which we incur travel and other event-related expenses. In addition, we provide a $5 million life insurance policy for the benefit of Mr. Hinton and a supplemental disability policy for the benefit of Messrs. Hutter and Dupont.

Under the terms of his employment agreement as part of the inducement and retention incentive for him to serve as our Chief Executive Officer, Mr. Hinton is entitled to receive, after retirement, monthly annuity payments equal to $20,000 per month, beginning at age 58. We have purchased an annuity policy from an insurance company that fully guarantees the cash resources necessary to fund our obligations to make post-retirement payments to Mr. Hinton and removed any interest rate or market risk to us.

The incremental cost of providing perquisites and benefits to our named executive officers is set forth in a separate table that is included in the footnotes to the column entitled “All Other Compensation” in the Summary Compensation Table.

Termination Benefits

Other than the severance and change in control arrangements set forth in specific written employment agreements with some of our named executive officers, the participation and matching contributions under our tax-qualified 401(k) plan, and the annuity payments for Mr. Hinton discussed above, our named executive officers do not receive any deferred compensation, pension benefit or other termination benefits from us. Information regarding these severance and change in control arrangements for the named executive officers is discussed below under “—Employment Agreements, Post-Employment Compensation and Potential Payments Upon Termination or a Change in Control.”

Employment Agreements, Change in Control Agreements and Severance Arrangements

We have entered into employment agreements with each of our named executive officers. These employment agreements include change in control agreements and provisions providing for compensation after the termination of employment for three of our executives, but we have not entered into separate change in control agreements with any of our executives.

The employment agreement for each of Messrs. Hinton, Hutter and Dupont provides for certain payments and other benefits if the named executive officer’s employment terminates under certain circumstances, including in the event of a “change in control.” The Compensation Committee believes that these severance and change in control arrangements are an important part of the overall compensation for our named executive officers because they help to secure the continued employment and dedication of our named executive officers, despite any concern that they might have regarding their own continued employment prior to or following a change in control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

A summary and discussion of the employment agreements of the named executive officers is contained below under “—Employment Agreements, Post-Employment Compensation and Potential Payments Upon Termination or a Change in Control.”

In addition, the 2008 Stock Incentive Plan generally provides for the acceleration of vesting of awards granted under the plan upon a change in control (as defined in the plan). The provisions generally apply to all holders of awards under the plan. See “—Employment Agreements, Post-Employment Compensation and Potential Payments Upon Termination or a Change in Control —Potential Payments Upon Termination or Change of Control” below for information regarding our payment obligations under our equity incentive plans to the named executive officers.

Section 4. Compensation Policies and Other Compensation Information

Stock Ownership Guidelines: Minimum Stock Ownership Levels Required of Officers, Directors, Key Employees

We have always strongly encouraged our officers and directors to maintain a significant equity stake in our company and to align their interests with those of our stockholders. As part of this encouragement, we have adopted stock ownership guidelines that specify minimum stock ownership levels for our directors, executive officers and certain key employees. Our Board of Directors believes that ownership by such persons of a meaningful financial stake in our company serves to more closely align their interests with the interests of our stockholders and ensure their commitment to the creation of stockholder value.

The stock ownership guideline for our Chief Executive Officer is three times his base salary, meaning ownership of shares of our common stock with a value equal to three times his base salary. The stock ownership guideline for all other executive officers and for employees who report directly to our Chief Executive Officer is one times base salary. The stock ownership guideline for our directors is three times their annual cash retainer. We test compliance with these guidelines at the end of each year. New officers, directors or key employees have five years after they become subject to these guidelines to achieve their applicable stock ownership requirements. Persons that do not satisfy these guidelines are required to hold all shares received from equity awards, net after any taxes, until compliance with these guidelines is achieved. Shares counted towards achievement of these stock ownership guidelines include shares owned outright and restricted shares subject to vesting based upon time or service-based conditions. Unvested stock options and restricted shares subject to performance-based vesting conditions do not count towards achievement of the guidelines. The value of shares owned is determined by utilizing the closing sale price of our common stock on the date of determination.

As of December 31, 2014, all of our named executive officers and directors either met the stock ownership requirements as applicable to them or were within the five year time period to come into compliance with these requirements.

Insider Trading Policy: Hedging, Margin Accounts and Short Sales Prohibited

We have adopted an insider trading policy, which among other things restricts hedging the economic risk of common stock ownership. Directors, officers and key employees subject to our insider trading policy are prohibited from engaging in hedging transactions and are discouraged from engaging in any other short-term transactions in our common stock. Such persons are also prohibited from holding our common stock in a margin account or pledging our shares, except in special circumstances where the arrangement has been approved in advance by our Board of Directors. No officer or director holds any shares that are either pledged or held in margin accounts. In addition, our directors, executive officers and key employees subject to our insider trading policy are not permitted to purchase and sell, or sell and purchase, our common stock within any six month period, or to make any short sales of our common stock.

Clawback Policy: Recovery of Incentive Compensation in the Event of Financial Restatement

We have adopted a compensation clawback, or recoupment, policy authorizing our Board of Directors or the Compensation Committee, in its discretion, to recover any bonus, incentive award or other compensation paid to any of our officers, including our named executive officers, if the financial results or operating metrics upon which such compensation was based were restated due to the gross negligence or intentional misconduct of that officer. In addition, in accordance with Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial statements due to any material noncompliance with any financial reporting requirement under the federal securities laws, as a result of misconduct, our Chief Executive Officer and Chief Financial Officer are legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive from us during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying such financial reporting requirement, as well as any profits they realized from the sale of securities during this 12-month period.

Equity Grants Policy: Strict Limitations on Stock Grant Timing and Process

We have adopted a policy relating to grants of equity awards that formalizes our equity grants practice. In general, under our equity grants policy, awards of equity to executives, if made, are typically granted in March after we file our Annual Report on Form 10-K. In addition, under this policy, except in special cases, we grant stock-based awards to other employees twice a year, in March after we file our Annual Report on Form 10-K and also in November after we file our third quarter Quarterly Report on Form 10-Q. The timing of these awards is intended to ensure that material information about our business and financial results has been recently disclosed. We also make equity grants to newly hired employees at other times, provided the grant occurs on or after the date they commence their employment with us. We do not time the grant of stock-based awards in coordination with or in anticipation of the release of material non-public information, and we do not time the release of material non-public information based on equity grant dates.

The policy provides that all grants of stock options must have an exercise price that is no less than the fair value of our common stock on the date of grant, determined by reference to the closing sale price of our common stock on the date of grant. In addition, we do not award stock options or set the exercise price of stock options based on the price of the common stock on a date other than the grant date, and we do not determine the exercise price of stock option grants by using average prices or the lowest prices of our common stock in a period preceding, surrounding or following the grant date.

Except for limited grants of stock awards discussed below, all grants of stock awards must be made at meetings of the Board of Directors or the Compensation Committee, which may be held in person or telephonically, but may not be made by written consent, and the grant date of the award is the date of the meeting. The Compensation Committee has adopted a practice of authorizing our Chief Executive Officer to grant a limited number of shares as awards under stock options, restricted stock or restricted stock units to non-executive employees, within certain prescribed limitations such as size of award and minimum vesting period.

Stock Option Repricing Prohibited

Our 2008 Stock Incentive Plan prohibits the repricing of stock options, either directly or indirectly such as through cancellations and re-grants, without stockholder approval.

No Tax Reimbursements

We do not provide any tax reimbursement payments (such as tax “gross-ups”) on any severance payments or any perquisites or other personal benefits.

“Double Trigger” Required for Change in Control Benefits

All change-in-control payments and benefits are subject to a “double-trigger” requirement, meaning that both a change-in-control of our company must occur and the executive’s employment must either be involuntarily terminated or terminated by the executive only for good reason.

Tax and Accounting Considerations

From time to time, we review and consider the tax and accounting laws, rules and regulations that may affect our compensation programs. However, the tax and accounting treatment of compensation has not been a significant factor in determining the amounts and types of compensation for our named executive officers.

Accounting for Stock-Based Compensation. We account for stock-based compensation in accordance with the requirements of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. We also take into consideration FASB ASC Topic 718 and other generally accepted accounting principles in determining changes to policies and practices for our stock-based compensation programs.

Limitations on Tax Deductibility of Executive Compensation Under Section 162(m). Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for certain compensation in excess of $1 million paid to a company’s chief executive officer and the three other most highly compensated named executive officers, excluding its chief financial officer. However, certain types of qualified performance-based compensation will not be subject to the deduction limit if specific requirements are met. The Compensation Committee, when considering compensation awards that could exceed the $1 million deductibility threshold for an individual such as our Chief Executive Officer when combining salary, potential incentive awards and equity awards, considers what actions, if any, should be taken to make such compensation deductible. Our 2008 Stock Incentive Plan is designed so the grants of stock options and certain performance-based stock awards thereunder are tax-deductible. However, cash compensation, such as base salaries, cash bonuses and cash incentive compensation payments under the Executive Incentive Plan, and time or service-based stock awards do not meet the requirements of qualified performance-based compensation under Section 162(m).

While preserving tax deductibility is an important consideration, it is not the primary factor used by the Compensation Committee in setting compensation, as our Compensation Committee’s compensation philosophy and our corporate objectives may not necessarily align with the requirements for full deductibility under Section 162(m). From time to time, the Compensation Committee may approve certain types of compensation awards that may not meet the requirements of Section 162(m) and, therefore, amounts in excess of $1 million paid to our executives may not be deductible by us. The Board of Directors and the Compensation Committee reserve the authority to award non-deductible compensation in such circumstances as they deem appropriate.

Section 5. Compensation Risk Management

Our compensation program is designed so that it does not encourage taking unreasonable risks relating to our business. On an annual basis, our Compensation Committee, with the assistance of Cook & Co., evaluates risk and risk-taking as it relates to our compensation policies and practices for our executives and employees. As part of its annual risk evaluation process, the Compensation Committee reviews a compensation risk assessment by Cook & Co., in order to assist the Compensation Committee in identifying policies or practices that inherently encourage risk-taking behaviors and to assist it in determining whether such policies or practices are reasonably likely to have a material adverse effect on us. Based on such evaluation and compensation risk assessment, the Compensation Committee has concluded that, when viewed as a whole, our compensation policies and practices provide an effective and risk-appropriate mix of pay incentives and do not encourage excessive or inappropriate risk taking and do not create risks that are reasonably likely to have a material adverse effect on us. While our compensation program is based on a pay-for-performance philosophy with a significant amount of compensation at risk, a number of our compensation practices and policies are specifically designed to mitigate excessive risk-taking by our executives and other employees, including:

•	rigorous independent Compensation Committee oversight of executive compensation programs;

•	our Board of Directors as a whole has responsibility for risk oversight, and our Compensation Committee has responsibility for oversight of compensation-related risks, and each reviews and deliberates over these risks on a regular basis;

•	reasonable base salaries that provide sufficient steady income to allow our executives to meet their essential financial commitments with a stable amount of compensation not at risk and thus enable them to focus their efforts on the achievement of not only short-term but also long-term performance and business, strategic and operating results;

•	bonus payouts that are not based solely upon corporate financial results but also based upon the achievement of individual performance objectives;

•	reasonable limits on incentive compensation payouts;

•	the use of equity awards with long-term vesting requirements that encourage long-term decision making and incentivize long-term performance;

•	a stock ownership policy that requires significant equity ownership, which encourages a focus on long-term value creation;

•	an insider trading policy that prohibits hedging transactions in our securities;

•	an equity grants policy that restricts the timing and pricing of equity awards;

•	a balanced compensation program consisting of both cash and equity that includes short and long-term incentives as well as fixed and variable compensation that is based on corporate and individual performance and financial and non-financial performance;

•	multiple year vesting periods in equity award grants;

•	a clawback or recoupment policy that allows the Compensation Committee to seek the return of compensation under certain circumstances if our financial statements are restated; and

•	a strict set of internal controls over financial reporting designed to keep the calculation of financial measures from being susceptible to manipulation by any employee, including our executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

Compensation Committee

Thomas J. Madden III, Chairman
W. Kent Geer
Kevin P. Collins
A. Dale Jenkins

Summary Compensation Table

The following table sets forth information relating to the total compensation earned for services rendered to us in all capacities by (i) our Chief Executive Officer, (ii) our Chief Financial Officer, and (iii) the only other persons who were serving as executive officers during fiscal 2014:

Name and Principal Position	Year	Salary($)	Bonus($)(1)	Stock Awards($)(2)	Option Awards($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)		Total ($)

Sidney Hinton President and Chief Executive Officer	2014 2013 2012	700,000 595,000 595,000	0 0 0	513,347 4,501,750 0	0 0 0	125,000 629,688 762,700	52,862 662,487 46,264	(6)	1,391,209 6,388,925 1,403,964

Christopher T. Hutter (7) Executive Vice President, Chief Financial Officer and Chief Operating Officer	2014 2013 2012	350,000 325,000 325,000	0 0 0	0 365,750 0	0 0 0	62,500 148,594 162,598	37,649 34,192 34,702		450,149 873,536 522,300

Eric Dupont (8) Executive Vice President of Finance and Administration	2014	202,077	35,000	378,400	0	0	34,279		649,756

Gary J. Zuiderveen Vice President of Financial Reporting, Controller and Principal Accounting Officer	2014 2013 2012	150,000 150,000 198,750	0 0 37,000	0 0 0	0 0 0	0 0 0	9,911 8,841 527,174	(9)	159,991 158,841 762,924

(1)	The amounts in this column reflect discretionary bonuses awarded by the Compensation Committee to the named executive officer for the year indicated, which are paid out in the subsequent year.
(2)	The amounts in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, based on the closing sale price of our common stock on the date of grant. The amounts shown in this column are not necessarily indicative of the actual value that will be realized by the named executive officers with respect to such awards.
In 2014, as part of his new equity-based annual compensation package, Mr. Hinton was granted (i) an award of restricted stock vesting annually pro rata over a three year period, which had a grant date fair value of $350,000, and (ii) an award of performance units vesting at threshold, target and maximum levels depending on our 33 month EPS (April 1, 2014 – December 31, 2016), which if the target performance condition is achieved has a grant date fair value of $163,347.
In September 2014, in connection with his appointment as Executive Vice President of Finance and Administration, Mr. Dupont was granted a restricted stock award for 20,000 shares vesting pro rata annually over a five year period. In March 2014, before that appointment, Mr. Dupont was granted a restricted stock award for 7,500 shares that cliff vests five years after the grant date.
In 2013, as part of our shift towards a more equity-based compensation approach, we granted long-term retention-based restricted stock awards to Messrs. Hinton and Hutter. The restricted stock award to Mr. Hinton vests over a ten year period in two equal installments: 50% vests only after five years of additional service after grant and the remaining 50% vests only after ten years of additional service after grant. The restricted stock award to Mr. Hutter vests ratably over a five year period of additional service after grant.
We did not grant any stock awards to any of the named executive officers in 2012.
(3)	We did not grant any awards of stock options to any of the named executive officers in the years in this table.
(4)	The amounts in this column for each year reflect cash payouts to Messrs. Hinton and Hutter under the terms of our Executive Incentive Plan for each of those years, based on the achievement of defined financial goals and individual performance factors established for each officer. Amounts earned under our Executive Incentive Plan for each year are paid out in the subsequent year.

(5)	The amounts in this column include the amounts we paid to or accrued on behalf of the named executive officers in fiscal 2014 related to the following:

Name	401(k) Matching Contributions($)	Group Term Life Insurance Premiums($)		Long-Term Disability Insurance Premiums($)		Health Insurance Premiums($)	Perquisites($)
Sidney Hinton	7,800	10,785	(a)	5,552	(a)	14,149	14,576	(b)
Christopher T. Hutter	7,800	910		2,790	(c)	14,149	12,000	(d)
Eric Dupont	7,457	910		285		14,149	11,478	(d)
Gary J. Zuiderveen	4,500	762		285		4,364	—

(a)	This amount listed under Group Term Life Insurance Premiums for Mr. Hinton includes the premium we paid for an additional life insurance policy for his benefit, and the amount listed under Long-Term Disability Insurance Premiums includes the premium we paid for a separate long-term disability insurance policy for his benefit, both as provided in his employment agreement.
(b)	These perquisites for Mr. Hinton consist of a car allowance ($8,288) and a country club membership ($6,288).
(c)	This amount includes premiums paid on a separate long-term disability insurance policy for Mr. Hutter’s benefit.
(d)	The sole perquisite for Messrs. Hutter and Dupont is a car allowance.
(6)	The amount in this column for Mr. Hinton in 2013, in addition to the amounts set forth in note (5) above, includes the sum of $616,223, which is the amount we paid in connection with our purchase of a replacement annuity policy to serve as a superior funding mechanism for our post-retirement payment obligations to Mr. Hinton under his employment agreement in addition to the cash surrender value of the previous policy, not as the result of any change in our obligations to Mr. Hinton under his current employment agreement.
(7)	Mr. Hutter, who serves as our Chief Financial Officer, was also appointed as our Chief Operating Officer on November 6, 2014.
(8)	Mr. Dupont joined our company in March 2013 in connection with our acquisition of our Energy Efficiency Services business, serving as the Vice President, Finance of our PowerSecure, Inc. subsidiary until September 2, 2014 when he was appointed as our Executive Vice President of Finance and Administration. Because Mr. Dupont did not become a named executive officer until 2014, only his compensation information for 2014 is included in this table. The table sets forth Mr. Dupont’s compensation for all of 2014, including the period prior to his appointment as an executive officer.
(9)	This amount includes the sum of $514,600 that Mr. Zuiderveen was paid out in 2012 in connection with the termination of his previous employment agreement and the restructuring of his employment arrangement, which reduced his base salary and terminated his bonus and severance arrangements.

Grants of Plan-Based Awards in Fiscal 2014

The following table sets forth information regarding the plan-based awards granted to our named executive officers in fiscal 2014:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date(3)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)(4)
Sidney Hinton	4/07/14 4/07/14 6/25/14	43,750 — —	350,000 — —	700,000 —	— — 8,508	— — 17,015	— — 25,523	— 17,015 —	(5)	— 350,000 163,347	(6)
Christopher T. Hutter	4/07/14	26,250	175,000	262,500	—	—	—	—		—
Eric Dupont	3/31/14 9/16/14	— —	— —	— —	— —	— —	— —	7,500 20,000	(7) (8)	175,800 202,600
Gary J. Zuiderveen	—	—	—	—	—	—	—	—		—

(1)	The Estimated Future Payouts Under Non-Equity Incentive Plan Awards shown were the cash payout award opportunities under the 2014 Incentive Plan, which were established by the Compensation Committee and expressed as a percentage of base salary. The amounts shown represent the potential payouts of performance incentive awards that could have been made under the 2014 Incentive Plan for Messrs. Hinton and Hutter. The amounts under the Threshold column reflect the potential bonus payouts established for each of Messrs. Hinton and Hutter if the threshold performance level with the lowest potential payout were met under the 2014 Incentive Plan. The amounts under the Target and Maximum columns reflect the potential bonus payouts if all of the target or maximum performance levels, respectively, established for Messrs. Hinton and Hutter had been met under the 2014 Incentive Plan. No payouts would have been made under the 2014 Incentive Plan if none of the Threshold levels of performance had been met. The actual amounts of the payouts to Messrs. Hinton and Hutter under the 2014 Incentive Plan are shown under the column “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. Messrs. Dupont and Zuiderveen were not participants in the 2014 Incentive Plan.
(2)	The Estimated Future Payouts Under Equity Incentive Plan Awards shown were the performance units award opportunity granted to Mr. Hinton as part of his 2014 incentive compensation package, which was established by the Compensation Committee on June 25, 2014 and expressed as a percentage of base salary. The number of performance units was determined based on the closing sale price of our common stock on the date the Compensation Committee had previously granted Mr. Hinton the award of restricted stock (April 7, 2014). The stock price on the earlier date that the restricted stock was granted was higher than the stock price on the date the performance units were granted resulting in a lower award opportunity for Mr. Hinton. The amounts shown represent the potential number of shares of restricted stock that could be awarded to Mr. Hinton under the performance units based upon our multi-year EPS (April 1, 2014 – December 31, 2016) if the threshold, target or maximum performance level is achieved. No restricted shares will be issued if the threshold level of performance is not met. The actual amounts of shares to be awarded to Mr. Hinton will not be determined until after the end of the multi-year period. Messrs. Hutter, Dupont and Zuiderveen did not receive any equity incentive plan awards in 2014.
(3)	The Grant Date for the Non-Equity Incentive Plan Awards reflects the date on which the Compensation Committee approved the 2014 Incentive Plan financial metrics, performance goals and payout levels. The Grant Date for the Equity Incentive Plan Awards reflects the date on which the Compensation Committee approved financial metric, performance goals and share amounts for the performance unit award. The Grant Date for All Other Stock Awards reflects the date the Compensation Committee granted the restricted stock award. Mr. Zuiderveen did not receive any plan-based or equity awards in fiscal 2014.

(4)	The amounts in this column reflect the aggregate grant date fair value of stock awards computed in accordance with FASB ASC Topic 718, based on the closing sale price of our common stock on the date of grant, which was equal to the closing sale price of our common stock as reported on the New York Stock Exchange on the date of grant.
(5)	Represents a grant of restricted stock that vests in three equal annual installments, commencing on the first anniversary date of the date of grant.
(6)	This grant date fair value assumes that Mr. Hinton earns the target performance unit award. The actual value Mr. Hinton receives will depend on the number of shares of restricted stock earned.
(7)	Represents a grant of restricted stock that cliff vests five years after the grant date.
(8)	Represents a grant of restricted stock that grant vests in five equal annual installments, commencing on the first anniversary date of the date of grant.

Outstanding Equity Awards at 2014 Fiscal Year-End

The following table sets forth information regarding the outstanding equity awards, consisting of unexercised stock options and unvested restricted stock and performance units, held by our named executive officers as of December 31, 2014:

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested(#)		Market Value of Shares or Units of Stock That Have Not Vested($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Sidney Hinton	25,000 25,000 — — —	— — — — —	4.22 6.65 — — —	9/26/15 12/05/15 — — —	— — 275,000 17,015 —	(4) (5)	— — 3,203,750 198,225 —	— — — — 8,508	(6)	— — — — 99,118
Christopher T. Hutter	5,000 6,000 —	— 4,000 —	3.56 6.21 —	12/03/18 3/15/21	— — 20,000	(7)	— — 233,000	— — —		— — —
Eric Dupont	3,000 —	12,000	14.26 —	9/11/23 —	— 27,500	(8)	— 320,375	— —		— —
Gary J. Zuiderveen	—	—	—	—	—		—	—		—

(1)	These unexercisable options, which are options that had been granted but had not vested as of December 31, 2014, vest in five equal annual installments of 20% of such shares, commencing on the first anniversary of the date of grant.
(2)	The right to exercise these stock options terminates on the earlier of (i) the Option Expiration Date listed in this column, (ii) 90 days after the termination of service to us including service as an employee, director or consultant, or (iii) one year after the date of their death or permanent disability.
(3)	Based upon the fair market value of our common stock on December 31, 2014, which was equal to the closing sale price of our common stock on such date as reported by the New York Stock Exchange.
(4)	Represents a grant of restricted stock on December 5, 2013 that vests in two equal installments: 50% of the shares vest only after five years of continued service after the date of grant and the remaining 50% of the shares vest only after ten years of continued service after the date of grant.
(5)	Represents a grant of restricted stock on April 7, 2014 that vests in three equal annual installments, commencing on the first anniversary date of the date of grant.
(6)	Represents a grant of performance units on June 25, 2014 that vests in a threshold, target or maximum amount based upon our cumulative earnings per share from April 1, 2014 through December 31, 2016. The amount shown in the table is based on the threshold performance unit award. The actual value Mr. Hinton receives depends on the number of shares of restricted stock, if any, that are earned under the award during the performance period.
(7)	Represents a grant of restricted stock on June 11, 2013 that vests in five equal annual installments, commencing on the first anniversary date of the date of grant.
(8)	Represents (i) a grant of restricted stock on September 16, 2014 that vests in five equal annual installments, commencing on the first anniversary date of the date of grant, and (ii) a grant of restricted stock on March 31, 2014 that cliff vests on the fifth anniversary date of the date of grant.

Option Exercises and Stock Vested in Fiscal 2014

The following table sets forth information regarding the exercise of stock options by, and the vesting of restricted stock held by, the named executive officers in 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(2)
Sidney Hinton	—	—	—		—
Christopher T. Hutter	—	—	5,000	(3)	38,400
Eric Dupont	—	—	—		—
Gary J. Zuiderveen	17,500	326,878	—		—

(1)	The value realized on exercise of option awards is calculated as the difference between the fair market value of our common stock on the date these shares were exercised, which was equal to the closing sale price of our common stock on the date of exercise as reported on the New York Stock Exchange, and the applicable exercise price per share of the stock options. Such calculation does not necessarily reflect the amount actually realized by the named executive officer.
(2)	The value realized on vesting of stock awards is calculated based upon the fair market value of our common stock on the date the restricted shares vested, which was equal to the closing sale price of our common stock on such date as reported on the New York Stock Exchange.
(3)	Represents the number of shares that vested in 2014 from a 2013 restricted stock grant, which vests over a five year service period.

Employment Agreements, Post-Employment Compensation and Potential Payments Upon Termination or a Change in Control

Pension Benefits

We do not provide, sponsor or maintain any pension arrangements for our named executive officers or for our other employees, except for the annuity arrangement in Mr. Hinton’s employment agreement. Our named executive officers, like all our employees, are eligible to participate in our 401(k) defined contribution plan. We contribute to each participant in our 401(k) plan a matching contribution equal to 50% of the first 6% of the participant’s compensation that has been contributed to the plan, up to a maximum matching contribution of $7,800. All of our named executive officers participated in our 401(k) plan during fiscal 2014.

Non-Qualified Deferred Compensation

We do not provide and we have not adopted any non-qualified deferred contribution plans or other deferred compensation plans. In the future, the Board of Directors or the Compensation Committee may elect to provide our officers and other employees with non-qualified deferred contribution or deferred compensation benefits if they determine that doing so is in our best interests.

Employment Agreements

Sidney Hinton. On August 15, 2007, we entered into an employment and non-competition agreement with Sidney Hinton as our President and Chief Executive Officer, which was amended on December 31, 2008 for the sole purpose of complying with the provisions of Section 409A of the Internal Revenue Code. On December 17, 2009, we amended and restated Mr. Hinton’s employment agreement in order to extend the term of Mr. Hinton’s employment and to modify certain other terms and conditions of his employment and compensation thereunder. The key terms of Mr. Hinton’s employment agreement, as currently in effect, are as follows:

•	The term of Mr. Hinton’s employment will continue until December 31, 2015, with automatic additional one-year renewal periods when the term expires, unless either we or Mr. Hinton gives 90 days prior written notice of termination.

•	Mr. Hinton’s base salary is currently set at $700,000 per year, and is subject to annual upward adjustments at the discretion of the Board of Directors (through the Compensation Committee).

•	Mr. Hinton participates in an annual incentive plan based on such factors, metrics and terms as the Compensation Committee establishes each year.

•	We have purchased a $5 million term life insurance policy for the sole benefit of Mr. Hinton’s beneficiaries.

•	Mr. Hinton is entitled to either the use of a company vehicle or the receipt of a vehicle allowance, one country club membership and all other standard employee benefits consistent with other executive officers and commensurate with his positions.

•	Mr. Hinton is entitled to receive certain payments and benefits upon the termination of his employment under different circumstances, including, but not limited to, a change in control, as discussed below under “—Potential Payments Upon Termination or Change in Control.”

•	Mr. Hinton is prohibited from competing with our business for a period of three years after the termination of his employment by us without cause or by Mr. Hinton for good reason or without the employment term being renewed, and also is subject to certain restrictions on his disclosure of our confidential information and his use of our inventions and other intellectual property.

•	After his retirement, Mr. Hinton will receive monthly annuity payments in the amount of $20,000 per month for life, beginning at age 58. We have purchased an annuity policy from an insurance company that fully satisfies our obligation to make these payments.

Christopher T. Hutter. On December 10, 2007, we entered into an employment and non-competition agreement with Christopher T. Hutter, which was amended on December 31, 2008 for the sole purpose of complying with the provisions of Section 409A of the Internal Revenue Code. On November 6, 2014, we amended Mr. Hutter’s employment agreement in connection with appointing him as our Chief Operating Officer and in order to modify his severance arrangement resulting from a change in control to a “double trigger” arrangement from the prior “single trigger” arrangement. As a result, if there is a change in control Mr. Hutter will only receive a severance if he terminates his employment for “good reason” or is terminated by us without “cause” (as such terms are defined in his employment agreement) within three years after a change in control. The key terms of Mr. Hutter’s employment agreement, as currently in effect, are as follows:

•	Mr. Hutter’s employment is currently under automatic one-year renewal periods that commenced on December 10, 2012 and will continue for successive automatic one-year renewal periods unless either we or Mr. Hutter gives 90 days prior written notice of termination.

•	Mr. Hutter’s base salary is currently set at $350,000 per year, and is subject to annual upward adjustments at the discretion of the Board of Directors (through the Compensation Committee).

•	Mr. Hutter is eligible to receive a bonus in a target amount of at least 35% of his base salary, as from time to time in effect, based upon the achievement of such performance goals as are established annually by the Compensation Committee based in part upon the recommendation of our Chief Executive Officer.

•	Mr. Hutter is entitled to either the use of a company vehicle or the receipt of a vehicle allowance and other standard employee benefits consistent with other executive officers and commensurate with his positions.

•	Mr. Hutter is entitled to receive certain payments and benefits upon the termination of his employment under different circumstances, including, but not limited to, a change in control, as discussed below under “—Potential Payments Upon Termination or Change in Control.”

•	Mr. Hutter is prohibited from competing with our business for a period of two years after the termination of his employment, if he receives a full severance package, or for a period of one year otherwise, and also is subject to certain restrictions on his disclosure of our confidential information and his use of our inventions and other intellectual property.

Eric Dupont. On September 16, 2014, we entered into an employment and non-competition agreement with Eric Dupont. The key terms of Mr. Dupont’s employment agreement, as currently in effect, are as follows:

•	The term of Mr. Dupont’s employment will continue until December 31, 2015, with automatic additional one-year renewal periods, unless either we or Mr. Dupont gives 90 days prior written notice of termination.

•	Mr. Dupont’s base salary is currently set at $260,000 per year, and is subject to annual upward adjustments at the discretion of the Board of Directors (through the Compensation Committee).

•	Mr. Dupont is eligible to receive a bonus in a target amount of 35% of his base salary, as from time to time in effect, based upon the achievement of performance goals established annually by the Compensation Committee.

•	Mr. Dupont is entitled to either the use of a company vehicle or the receipt of a vehicle allowance and other standard employee benefits consistent with other executive officers and commensurate with his positions.

•	Mr. Dupont is entitled to receive certain payments and benefits upon the termination of his employment under different circumstances, including, but not limited to, a change in control, as discussed below under “—Potential Payments Upon Termination or Change in Control.”

•	Mr. Dupont is prohibited from competing with our business for a period of one year after the termination of his employment, and also is subject to certain restrictions on his disclosure of our confidential information and his use of our inventions and other intellectual property.

Gary J. Zuiderveen. In September 2012, we entered into an employment and non-competition agreement with Gary J. Zuiderveen, as our Principal Accounting Officer and Controller, which replaced and superceded his prior employment agreement with us. The key terms of Mr. Zuiderveen’s current employment agreement are as follows:

•	The term of Mr. Zuiderveen’s employment will continue until December 31, 2015.

•	Mr. Zuiderveen’s base salary is fixed at $150,000 per year.

•	Mr. Zuiderveen is not entitled to receive any further compensation upon the termination of his employment.

•	Mr. Zuiderveen is prohibited from competing with our business for a period of two years after the termination of his employment, and also is subject to certain restrictions on his disclosure of our confidential information and his use of our inventions and other intellectual property.

Potential Payments Upon Termination or Change in Control

The information below discusses the compensation payable to each of the named executive officers employed with us on December 31, 2014, in the event of the termination of such executive’s employment under different circumstances, such as involuntary termination without cause, voluntary termination with good reason, involuntary termination with cause, voluntary termination without good reason, termination upon or following a change in control, termination upon the expiration of the employment term without renewal, death and disability. We have entered into employment agreements with all of our named executive officers. The employment agreements for Messrs. Hinton, Hutter and Dupont provide for certain severance arrangements upon the termination of employment, including following a change in control. Under these severance arrangements, the severance is payable upon or after a change in control only if the named executive officer’s employment terminates within three years thereafter because the officer is terminated by our successor without “cause” or by the officer for “good reason”, as such terms are defined in their respective employment agreements.

Sidney Hinton. Under Mr. Hinton’s employment agreement, which is described above under “—Employment Agreements—Sidney Hinton,” Mr. Hinton will receive certain compensation upon the termination of his employment, including upon or after a change in control of us or of our PowerSecure subsidiary. However, if Mr. Hinton is deemed to be a “specified employee” for purposes of Section 409A of the Internal Revenue Code at the time of the termination of his employment, then no severance amounts will be payable to him until six months and one day after the date of the termination, with catch-up payments after that period.

In the event of the termination of Mr. Hinton’s employment by us without “cause” or by Mr. Hinton with “good reason” (as those terms are defined in his employment agreement), then Mr. Hinton would be entitled to the following:

•	a severance amount equal to three times the sum of (i) his highest base salary in effect during his employment term, plus (ii) the greater of (A) the average annual bonus awarded to him for the prior three fiscal years, or (B) the average of the annual bonus awarded to him for the prior two fiscal years and of the bonus that would have been awarded to him for the fiscal year in which his employment terminated if he had remained employed through the end of the fiscal year (which bonus component, in either case, will be no less than one time and no greater than two times the base salary amount in (i)), payable pro rata over the 36 months after the date of termination;

•	the monthly annuity payments, commencing at age 58; and

•	the continuation of all life, disability, medical and other insurance plans and benefits in which he and his family participated prior to such termination for a period of three years.

In addition, in the event of the termination of Mr. Hinton’s employment by us without cause, all unvested restricted shares would automatically vest and become fully exercisable.

In the event of the termination of Mr. Hinton’s employment, either by us or our successor without cause, or by Mr. Hinton for good reason, within three years after a change in control of either us or our PowerSecure subsidiary, then Mr. Hinton would be entitled to receive the same compensation as he would receive if his employment is terminated by us without cause, and in addition all unvested restricted shares would automatically vest and become fully exercisable.

In the event of the termination of Mr. Hinton’s employment upon his death or by us for cause or by Mr. Hinton without good reason, then Mr. Hinton would only be entitled to receive the accrued and unpaid portions of his salary and bonus earned through the date of termination. In addition, in the event of Mr. Hinton’s death, his beneficiaries would receive the benefits of a $5 million life insurance policy, the unvested restricted shares from the December 2013 restricted stock grant would vest and become exercisable on a basis proportionate to the months of service prior to his death, and all other unvested restricted shares would automatically vest and become fully exercisable.

In the event of the termination of Mr. Hinton’s employment due to his permanent disability or upon the expiration without renewal of his employment agreement, then Mr. Hinton would be entitled to receive the following:

•	one-third of the full severance amount (in other words, one times the sum of his last base salary and his average bonus over the prior three years), payable over the 12 months following the date of termination, if the termination is due to permanent disability or expiration of the employment agreement;

•	the monthly annuity payments, commencing at age 58;

•	in the event of disability, the unvested restricted shares from the December 2013 restricted stock grant would vest and become exercisable on a basis proportionate to the months of service prior to his termination, and all other unvested restricted shares would vest and become fully exercisable; and

•	in the event of disability, the continuation of all life, disability, medical and other insurance plans and benefits in which he and his family participated prior to such termination for a period of three years.

Christopher T. Hutter. Under Mr. Hutter’s employment agreement, which is described above under “—Employment Agreements—Christopher T. Hutter,” Mr. Hutter will receive certain compensation upon the termination of his employment, including upon or after a change in control.

In the event of the termination of Mr. Hutter’s employment by us without “cause” (as such term is defined in his employment agreement), then Mr. Hutter would be entitled to the following:

•	a severance amount equal to two times his highest base salary in effect during his employment term, payable over the 24 months after the date of termination;

•	a separation bonus equal to two times the greater of (i) the average annual bonus awarded to him for the prior three fiscal years, or (ii) the average of the annual bonus awarded to him for the prior two fiscal years and of the bonus that would have been awarded to him for the fiscal year in which his employment terminated if he had remained employed through the end of the fiscal year (which separation bonus will be no greater than the severance amount), payable pro rata from the date of termination of employment through March 14 of the following calendar year; and

•	the continuation of all life, disability, medical and other insurance plans and benefits in which he and his family participated prior to such termination for a period of two years.

In the event of the termination of Mr. Hutter’s employment, either by us or our successor without cause or by Mr. Hutter for good reason, within three years after a change in control, then Mr. Hutter would be entitled to receive the same compensation as he would receive if his employment is terminated by us without cause, and in addition all unvested restricted shares and all unvested stock options held by him at the time of termination would automatically vest and become fully exercisable.

In the event of the termination of Mr. Hutter’s employment upon his death, by us for cause or by Mr. Hutter voluntarily (other than within three years after a change in control), then Mr. Hutter would only be entitled to receive the accrued and unpaid portions of his salary and bonus earned through the date of termination, although in the event of Mr. Hutter’s death on or after July 1 of any year his beneficiaries would receive a prorated portion of any bonus, a “stub bonus,” that would have been earned by him during that year (but for his death) based on the bonus criteria for that year established by the Board of Directors.

In the event of the termination of Mr. Hutter’s employment due to his permanent disability or upon the expiration without renewal of his employment agreement, then Mr. Hutter would be entitled to receive the following:

•	one-half of the full severance amount, payable over the 12 months following the date of termination;

•	one-half of the full separation bonus, payable pro rata from the date of termination of employment through March 14 of the following calendar year;

•	any stub bonus, if the termination of employment occurs on or after July 1 of any year; and

•	the continuation of all life, disability, medical and other insurance plans and benefits in which he and his family participated prior to such termination for a period of two years, in the event of disability, or one year, in the event of the expiration of his employment agreement.

In addition, in the event of the termination of Mr. Hutter’s employment upon his death or due to his permanent disability, all unvested restricted shares held by him at that time would automatically vest and become exercisable.

Eric Dupont. Under Mr. Dupont’s employment agreement, which is described above under “—Employment Agreements—Eric Dupont,” Mr. Dupont will receive certain compensation upon the termination of his employment, including upon or after a change in control.

In the event of the termination of Mr. Dupont’s employment by us without “cause” (as such term is defined in his employment agreement), then Mr. Dupont would be entitled to the following:

•	a severance amount equal to the sum of (i) one time his base salary in effect upon termination, plus (ii) the average annual bonus awarded to him for the prior three fiscal years (or such lesser period as applicable), payable over the 12 months after the date of termination;

•	any restricted shares that are unvested at the time of termination would automatically vest; and

•	the continuation of all life, disability, medical and other insurance plans and benefits in which he and his family participated prior to such termination for a period of one year.

In the event of the termination of Mr. Dupont’s employment, either by us or our successor without cause or by Mr. Dupont for good reason, within three years after a change in control, then Mr. Dupont would be entitled to receive the same compensation as he would receive if his employment is terminated by us without cause, and in addition all unvested stock options held by him at the time of termination would automatically vest and become fully exercisable.

In the event of the termination of Mr. Dupont’s employment upon his death or disability, by us for cause or by Mr. Dupont voluntarily, then Mr. Dupont would only be entitled to receive the accrued and unpaid portions of his salary and bonus earned through the date of termination.

Gary J. Zuiderveen. Under Mr. Zuiderveen’s employment agreement, which is described above under “—Employment Agreements—Gary J. Zuiderveen,” Mr. Zuiderveen is not entitled to any further compensation upon the termination of his employment for any reason, whether at the expiration of its term or earlier by us or by him.

Potential Payments Upon Termination of Employment Table. The information below shows the potential amount of compensation that would be payable to Messrs. Hinton, Hutter and Dupont in the event of the termination of such executive’s employment under the circumstances listed in the table. The amounts of compensation payable upon termination are estimates only and assume that such termination was effective as of December 31, 2014 and that all amounts earned through such time had been fully paid. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment from us. As discussed above, Mr. Zuiderveen is not entitled to any further compensation upon the termination of his employment for any reason.

Potential Payments Upon Termination of Employment Table

Name	Severance Amount and Separation Bonus (1) ($)	Continuation of Employee Benefits (2) ($)	Acceleration of Restricted Stock Awards (3) ($)	Acceleration of Stock Options (4) ($)	Other ($)	Total Termination Benefits ($)
Sidney Hinton
— Change in Control (5)	3,617,388	91,458	3,600,200	0	0	7,309,046
— Involuntary without Cause	3,617,388	91,458	3,600,200	0	0	7,309,046
— Voluntary with Good Reason	3,617,388	91,458	0	0	0	3,708,846
— Involuntary with Cause	0	0	0	0	0	0
— Voluntary without Good Reason	0	0	0	0	0	0
— Death (6)	0	0	716,825	0	0	716,825
— Disability	1,205,796	91,458	716,825	0	0	2,014,079
— Expiration of Term (7)	1,205,796	0	0	0	0	1,205,796
Christopher T. Hutter
— Change in Control (5)	949,128	35,698	233,000	21,760	0	1,239,586
— Involuntary without Cause	949,128	35,698	0	0	0	984,826
— Voluntary with Good Reason	0	0	0	0	0	0
— Involuntary with Cause	0	0	0	0	0	0
— Voluntary without Good Reason	0	0	0	0	0	0
— Death (6)	0	0	233,000	0	0	233,000
— Disability	474,564	35,698	233,000	0	0	743,262
— Expiration of Term (7)	474,564	17,849	0	0	0	492,413
Eric Dupont
— Change in Control (6)	285,000	15,344	320,375	0	0	620,719
— Involuntary without Cause	285,000	15,344	320,375	0	0	620,719
— Voluntary with Good Reason	0	0	0	0	0	0
— Involuntary with Cause	0	0	0	0	0	0
— Voluntary without Good Reason	0	0	0	0	0	0
— Death (6)	0	0	320,375	0	0	320,375
— Disability	0	0	320,375	0	0	320,375
— Expiration of Term (7)	0	0	0	0	0	0

(1)	Based upon base salaries as in effect on December 31, 2014, and upon the average of bonuses paid for the three years ended December 31, 2014 (or such lesser period as applicable).
(2)	Based upon 2014 rates without giving any effect to rate and price increases.
(3)	Reflects the aggregate value of the shares of restricted stock that were unvested as of December 31, 2014 that would vest upon the occurrence of the respective event of termination (“accelerated restricted shares”), which aggregate value was calculated by multiplying (i) the fair market value of our common stock as of December 31, 2014, which was $11.65 per share based upon the closing sale price of our common stock on such date as reported on the New York Stock Exchange, by (ii) the number of accelerated restricted shares, including for Mr. Hinton performance units at the target level.
(4)

Reflects the aggregate value of in-the-money stock options that were unvested as of December 31, 2014 that would vest upon the occurrence of the respective event of termination (“accelerated options”), which aggregate value was calculated by multiplying (i) the amount by which the fair market value of our common stock as of December 31, 2014, which was $11.65 per share based upon the closing sale price of our common stock on such date as reported on the New York Stock Exchange, exceeded the applicable exercise price of such accelerated options, by (ii) the number of accelerated options.
(5)	Assumes the termination of the named executive officer’s employment within three years after a change in control, and that such termination was either without cause if by our successor, or for good reason, if by the executive. See “—Employment Agreements, Post-Employment Compensation and Potential Payments Upon Termination or a Change in Control—Employment Agreements” above.
(6)	Does not include the proceeds of any life insurance policies funded by us and payable to the named executive officer’s beneficiaries upon death.
(7)	The expiration of the current term (including, for Mr. Hutter, of the renewal term) of employment under the employment agreements for each executive occurs after December 31, 2014, but for purposes of this table is assumed to occur on December 31, 2014.

Equity Compensation Plan Information

Our 2008 Stock Incentive Plan, which is our current stock plan, and our 1998 Stock Incentive Plan, which is our former stock plan, are our only two equity compensation plans under which shares of our common stock have been authorized for issuance to our directors, officers, employees, advisors and consultants and awards have been made and were outstanding as of December 31, 2014. In addition, during 2006 we issued stock options to then newly hired non-executive employees outside of any equity compensation plan that had been approved by our stockholders, which are the only outstanding options granted under plans not approved by our stockholders.

The following table contains information about the shares of our common stock that may be issued upon the exercise of options that were outstanding under our existing equity compensation plans as of December 31, 2014:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	484,882	(1)	$9.04	581,240	(2)
Equity compensation plans not approved by security holders	34,000	(3)	$10.25	0

Total	518,882		$9.12	581,240	(2)

(1)	Represents options to purchase shares of common stock granted under our 1998 Stock Incentive Plan and under our 2008 Stock Incentive Plan that were outstanding but unexercised as of December 31, 2014.
(2)	Represents shares of common stock available for issuance under our 2008 Stock Incentive Plan as of December 31, 2014. We cannot make any additional awards under our 1998 Stock Incentive Plan.
(3)	Represents options to purchase shares of common stock granted during 2006 to then newly hired non-executive employees outside of any equity compensation plan that had been approved by our stockholders.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our Board of Directors. In setting the compensation for our directors, we consider the significant amount of time and effort that directors spend fulfilling their duties to us, both on our Board and on committees of the Board, as well as the skill-level, expertise and accountability required of members of the Board. We believe that annual compensation for non-employee directors should generally consist of a mix of a cash component, designed to compensate members for their service on the Board and its committees, and an equity component, designed to enhance the alignment of the interests of our directors with our stockholders. The Compensation Committee periodically reviews the compensation of our directors and, from time to time, recommends to the full Board changes to the compensation of our directors.

Compensation Arrangements

Directors who are also officers or employees of our company or any of our subsidiaries do not receive any additional compensation for serving on the Board of Directors or its committees. All directors are reimbursed for their out-of-pocket costs of attending meetings of the Board and its committees, and for their out-of-pocket costs and expenses incurred in attending director education programs. Directors who are not also officers or employees of our company or any of our subsidiaries, which we refer to as non-employee directors, receive a combination of cash, the amount of which is based on the Board retainer and committee chairmanships and membership fees, and annual grants of equity awards.

During fiscal 2014, each of our non-employee directors received an annual retainer of $50,000 for service on our Board, plus an annual fee of $7,500 per committee membership and $7,500 per committee chairmanship. Our non-executive Chairman of the Board also receives a separate retainer of $15,000 per year for his service in that capacity.

In addition, each continuing non-employee director receives an annual stock award with an aggregate fair market value equal to $50,000, based on the closing sale price of our common stock on the date of grant as reported on the New York Stock Exchange. The restricted stock award vests in four equal quarterly installments over the succeeding year. Through 2014, the stock award consisted of shares of restricted stock. Commencing for 2015, the stock award may consist of shares of restricted stock or restricted stock units, referred to as RSUs, or an equal combination thereof, as elected each year by each non-employee director.

Since December 2013, a new non-employee director, upon initial election or appointment, receives a stock grant equal to $50,000, based on the closing sale price of our common stock on the date of initial election or appointment (or, if such date is not a trading day, on the first trading day thereafter) as reported by the New York Stock Exchange. For directors first elected to the Board at an annual meeting of stockholders for a three year term, the stock award will vest on the last full day of such new director’s term. For all other new directors, the stock award will vest on the third anniversary of election or appointment. Previously, the stock award consisted of shares of restricted stock. For future new directors, the stock award may consist of shares of restricted stock or RSUs, or an equal combination thereof, as elected by each new non-employee director. These RSU awards to non-employee directors will be subject to the same vesting requirements as the prior restricted stock awards to non-employee directors, but settlement of the award and receipt of the shares may be deferred until a date after vesting.

We do not provide any life insurance, disability, health care coverage, retirement or pension plans or other benefits to our non-employee directors

Stock Ownership Guidelines

Our Board of Directors has adopted stock ownership guidelines for our non-employee directors, as discussed under “Executive Compensation—Compensation Discussion and Analysis—Stock Ownership Guidelines.” The stock ownership guideline for our non-employee directors is three times their annual cash retainer. We believe these guidelines are consistent with our culture, which encourages a spirit and responsibility of ownership, including through the ownership of an equity interest in our company, and help enhance the alignment of the interests of our directors with our stockholders.

Director Compensation Table

The following table summarizes the total compensation we paid to our non-employee directors for fiscal 2014:

Director Compensation for Fiscal 2014

Name(1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)(4)		Total ($)
W. Kent Geer	102,500	50,000		152,500
Thomas J. Madden III	87,500	50,000		137,500
Kevin P. Collins	87,500	50,000		137,500
A. Dale Jenkins	98,125	100,000	(5)	198,125
John A. (Andy) Miller (6)	29,375	—		29,375

(1)	Sidney Hinton, who served as a director during fiscal 2014, is not included in this table because as our President and Chief Executive Officer he received no separate or additional compensation for his service on the Board of Directors. The compensation received by Mr. Hinton as an executive officer during fiscal 2014 is shown in the Summary Compensation Table under “Executive Compensation.”
(2)	Includes all fees earned for services as a director during fiscal 2014, including the annual cash retainer for service on our Board, annual committee chair retainers and annual committee membership fees. Also includes, for Mr. Geer, the $15,000 retainer for his service as the Chairman of the Board.
(3)	On June 11, 2014, each non-employee director was granted an annual director award of 6,345 shares of restricted common stock, vesting in four equal quarterly installments over the subsequent 12 months, and the grant date fair value of this award, as computed in accordance with FASB ASC Topic 718, was $7.88 per share, based upon the closing sale price of our common stock on the date of grant as reported on the New York Stock Exchange.
(4)	The following table shows the number of unvested shares of restricted stock outstanding, and the number of shares of common stock that could be acquired upon the exercise of outstanding options, held by our incumbent non-employee directors as of December 31, 2014:

Name (a)	Options Outstanding on December 31, 2014(b)	Unvested Shares of Restricted Stock Outstanding as of December 31, 2014(c)
W. Kent Geer	0	6,245
Thomas J. Madden III	0	3,172
Kevin P. Collins	23,611	3,172
A. Dale Jenkins	0	6,170

(a)	The outstanding options held by Mr. Hinton as of December 31, 2014 are shown in the Outstanding Equity Awards at Fiscal Year-End Table under “Executive Compensation.”
(b)	All options were fully vested as of December 31, 2014.
(c)	Represents only shares of restricted stock that had not vested as of December 31, 2014.
(5)	Includes the new director grant of 2,998 shares of restricted stock made on January 2, 2014. See “—Compensation Arrangements” above. The grant date fair value of this award, as computed in accordance with FASB ASC Topic 718, was $16.68 per share, based upon the closing sale price of our common stock on the date of grant.
(6)	Mr. Miller retired from our Board of Directors at the expiration of his term on June 11, 2014.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We have adopted a written policy regarding the review and approval of related person transactions. Under this policy, our Audit Committee, all the members of which are independent, must review any material transaction in which we are a participant and any related person has a direct or indirect material interest. The Audit Committee may approve the related person transaction if it determines that the transaction is on terms that are comparable to, or no less favorable to us than, terms that could be obtained from unaffiliated persons, and that the transaction is in or not inconsistent with the best interests of us and our stockholders. For purposes of this policy, related persons means our directors, officers, 5% stockholders, the immediate family members of any of the foregoing persons, and any firms, corporations, partnerships or other entities in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

In September 2014, we acquired the electrical contracting business of Apex Controls, Inc. (“Apex”). Apex is a company primarily owned and managed by Jonathan Hinton, the son of Sidney Hinton, our President and Chief Executive Officer. The acquired business provides retrofit and electrical contracting services to major retailers, in most cases through general contractors. This acquisition is part of our strategy to expand our Energy Efficiency Services market base to retailers. The purchase price paid to Apex was $750,000 in cash, plus potential additional earn-out consideration of up to $500,000 in cash if the gross profits generated from the acquired business in 2015 and 2016 exceed certain targeted thresholds. The transaction was evaluated and approved by the Audit Committee of our Board of Directors.

We have entered into indemnification agreements with each of our directors and our executive officers. These agreements require us to indemnify such persons against certain liabilities that may arise against them by reason of their status or service as our officers or directors, to the fullest extent permitted by Delaware law, and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We maintain insurance policies covering our officers and directors under which the insurer has agreed to pay the amount of any claim made against the officers or directors that such officers or directors may otherwise be required to pay or for which we are required to indemnify such officers and directors, subject to certain exclusions and conditions, up to policy limits.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors currently consists of the four non-employee members of the Board, each of whom is independent under our Standards of Director Independence, the current listing standards of the New York Stock Exchange and the applicable rules and regulations of the SEC. The Audit Committee met ten times during 2014 and operates under a formal written charter, which has been approved by the Board of Directors. The Audit Committee reviews and assesses the adequacy of its charter on an annual basis. A copy of the charter of the Audit Committee is available on the Investor Relations section of our website at www.powersecure.com under “Corporate Governance.”

Our management is responsible for the preparation, presentation and integrity of our financial statements and for establishing and maintaining the integrity of our accounting and financial reporting processes, including our system of internal control over financial reporting, the audit process and the process for monitoring compliance with laws and regulations and ethical business standards. Our independent registered public accounting firm is responsible for performing an independent audit of our annual consolidated financial statements in accordance with generally accepted auditing standards and expressing an opinion and issuing a report as to the conformity of such financial statements with generally accepted accounting principles, as well as for issuing a report on the effectiveness of our internal control over financial reporting. The role of the Audit Committee is to assist the Board of Directors in fulfilling its responsibilities to monitor and oversee the quality and integrity of these financial reporting processes, including reviewing the annual and quarterly financial information in our SEC reports and filings, and evaluating our system of internal controls established by our management. Additionally, the Audit Committee has the sole authority to appoint, retain, fix the compensation and other terms of, oversee and terminate our independent registered public accounting firm and to grant the prior approval of the nature and scope of and the fee arrangements for audit and permitted non-audit services by our independent registered public accounting firm.

In discharging its oversight responsibilities, the Audit Committee reviewed and discussed with management and with Hein & Associates LLP, our independent registered public accounting firm, our audited consolidated financial statements for the fiscal year ended December 31, 2014. The Audit Committee met with Hein, with and without management present, to discuss and review the results of their examination of our financial statements, our internal control over financial reporting and the overall quality and acceptability of our financial reporting and accounting principles. The Audit Committee also discussed with Hein the matters required to be discussed by Auditing Standard No. 16, “Communications with Audit Committees,” as adopted by the Public Company Accounting Oversight Board. The Audit Committee also considered and discussed with management and Hein other areas of oversight relating to the financial reporting and audit process that the Audit Committee determined appropriate.

In addition, the Audit Committee received from Hein the written disclosures and the letter from Hein required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. The Audit Committee discussed with Hein their independence and considered the compatibility of non-audit services performed by Hein with their independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which we filed with the SEC on March 4, 2015. In addition, the Audit Committee appointed Hein as our independent registered public accounting firm for the fiscal year ending December 31, 2015, and recommends that stockholders ratify that appointment.

The members of the Audit Committee are not professional accountants or members of a registered public accounting firm, and, as specified in its charter, it is not the duty of the Audit Committee to prepare financial statements, to plan or conduct audits or to determine that our consolidated financial statements are complete and accurate and in accordance with generally accepted accounting principles. In discharging its duties, the Audit Committee has relied on (i) management’s representation that our annual consolidated financial statements were prepared with integrity and objectivity and in accordance with generally accepted accounting principles, and (ii) the report of our independent registered public accounting firm with respect to such financial statements.

Audit Committee
Kevin P. Collins, Chairman
W. Kent Geer
Thomas J. Madden III
A. Dale Jenkins

ANNUAL REPORT

Our 2014 Annual Report to Stockholders, which contains our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and includes our audited consolidated financial statements for the fiscal year ended December 31, 2014, accompanies this proxy statement but is not a part of this proxy statement or our proxy solicitation materials. We will provide, without charge, additional copies of our 2014 Annual Report to any stockholder upon receipt of a written request, addressed to us at:

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, North Carolina 27587

Attention: Investor Relations

Our 2014 Annual Report to Stockholders is also available electronically at www.edocumentview.com/powr.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and beneficial owners of more than 10% of our outstanding common stock, to file with the SEC initial reports regarding their ownership and changes in ownership of our securities, and to furnish us with copies of all such Section 16(a) reports that they file. We believe that, during fiscal 2014, all reports required by Section 16(a) to be filed by such persons were timely filed, except that the Form 4 for each non-employee director reporting his annual restricted stock grant was inadvertently filed one day late, and except that Mr. Dupont’s Form 3, reporting his initial ownership when he became an executive officer, and Form 4, reporting his restricted stock grant shortly thereafter, were inadvertently filed late. In making this statement, we have relied upon a review of the copies of the Section 16(a) reports furnished to us and the written representations of our directors and executive officers.

STOCKHOLDER PROPOSALS

Stockholders may submit proper proposals for consideration at future stockholder meetings, if they comply with the requirements of federal and state laws and regulations and our amended and restated by-laws, which are summarized below.

Proposals to be Included in our Proxy Materials

In order for a stockholder proposal to be considered for inclusion in our proxy materials for our 2016 annual meeting of stockholders, the written proposal must be received by our Secretary at our principal executive offices on or before December 28, 2015. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act, including the SEC regulations under Rule 14a-8. The timely submission of a stockholder proposal does not guarantee that it will be included in our proxy materials for the 2016 annual meeting of stockholders.

Other Proposals and Nominations

Our by-laws establish advance notice procedures that a stockholder must comply with in order (i) to nominate persons for election to our Board of Directors at an annual meeting of stockholders or (ii) to bring other items of business before an annual meeting of stockholders that will not be included in our proxy materials pursuant to Rule 14a-8.

Our by-laws provide that the only business that may be conducted at an annual meeting of stockholders is business that is (1) specified in the notice of the meeting given by or at the direction of our Board of Directors, (2) brought before the meeting by or at the direction of our Board of Directors, or (3) otherwise properly brought before the meeting by a stockholder who (a) was a stockholder of record both when such stockholder gave such notice and at the time of the annual meeting, (b) is entitled to vote at the annual meeting, and (c) complies with the notice procedures in our by-laws by delivering timely written notice to our corporate secretary, which notice must contain the information specified in our by-laws concerning the matters to be brought before such annual meeting and concerning the stockholder making the proposal. These by-law requirements are separate from the SEC requirements under Rule 14a-8 that a stockholder must comply with in order to have a stockholder proposal included in our proxy statement.

These advance notice procedures of our by-laws require that, among other things, notice of a stockholder proposal of an item of business not intended to be included in our proxy statement must be submitted by a stockholder in writing to and received by our Secretary not less than 90 days nor more than 120 days prior to the one year anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is more than 30 days before or after the anniversary of the date of the preceding annual meeting, in which case we must receive the notice not later than 90 days before the date of the annual meeting or, if later, 10 days following the date on which public disclosure of the date of the annual meeting is first made. For stockholder proposals to be timely for our 2016 annual meeting, a stockholder must deliver written notice to our corporate secretary at our principal executive offices not earlier than February 11, 2016 and not later than March 14, 2016. However, if the date of our 2016 annual meeting is changed by more than 30 days from the anniversary date of the 2015 Annual Meeting, then the notice of the stockholder proposal must be received not later than 90 days before the date of the 2016 annual meeting or, if later, 10 days following the date on which public announcement of the date of the 2016 annual meeting is first made.

In addition, our by-laws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, a stockholder must give timely notice of such nomination to our Secretary at our principal executive offices, which notice must contain the information specified in our by-laws concerning the person to be nominated as a director and concerning the stockholder making the nomination. To be timely, such notice must be received by our Secretary within the time period described in the paragraph above for stockholder proposals not intended to be included in our proxy statement. In addition, the proposed nominee must be willing to provide any other information reasonably requested by the Nominating and Corporate Governance Committee.

Only such business may be conducted at an annual meeting of stockholders as shall have been properly brought before the annual meeting in accordance with the procedures set forth in the advance notice provisions of our by-laws. The chairman of our 2016 annual meeting will have the discretion to determine if a nomination or another item of business proposed by a stockholder has been proposed in accordance with the procedures set forth in our by-laws, and if not, declare that the nomination or other item of business be disregarded. Only nominations for director and proposals of other items of business submitted in accordance with the advance notice provisions of our by-laws will be eligible for presentation at our 2016 annual meeting, and any matter not submitted in accordance with such provisions will not be considered or acted upon at our 2016 annual meeting.

A copy of the relevant provisions of our by-laws regarding the requirements for making stockholder proposals and nominating director candidates may be obtained by a stockholder, without charge, upon written request to our corporate secretary at our principal executive offices.

Notice and Other Information

All notices of nominations for director and proposals of other items of business by stockholders, whether or not to be included in our proxy materials, must be sent to us as follows:

PowerSecure International, Inc.

1609 Heritage Commerce Court

Wake Forest, NC 27587

Attention: Secretary

Any stockholder proposal or director nomination must also comply with all other applicable provisions of our Second Restated Certificate of Incorporation and our by-laws, the Exchange Act (including the rules and regulations under the Exchange Act), and Delaware law. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal or nomination that does not comply with these and other applicable requirements. If we do not exclude the proposal, then the persons appointed as proxies in the proxy card solicited by the Board of Directors for the 2016 annual meeting may exercise discretionary voting authority to vote in accordance with their best judgment on any proposal submitted outside of Rule 14a-8.

OTHER MATTERS

As of the date of this proxy statement, the Board of Directors knows of no other matters to be presented at the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, the persons appointed as proxies in the accompanying proxy card will have the discretionary authority to vote the shares represented by the proxy card on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Sidney Hinton Sidney Hinton
President and Chief Executive Officer

Wake Forest, North Carolina

April 24, 2015

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting of Stockholders to be Held on June 10, 2015:

This proxy statement and our 2014 Annual Report to Stockholders are available at

www.edocumentview.com/powr

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:00 p.m., Central Time, on June 9, 2015.

Vote by Internet • Go to www.envisionreports.com/POWR • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the nominees listed below.
1. To elect two Class III directors, each to hold office for a term of three years. Class III Nominees - Term expires in 2018:		+

	For	Against	Abstain		For	Against	Abstain
01 - W. Kent Geer	☐	☐	☐	02 - Thomas J. Madden III	☐	☐	☐
B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the named executive officers.	☐	☐	☐	3. To ratify the appointment of Hein & Associates LLP as PowerSecure’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

4. In their discretion, the proxies are authorized to take action and to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

C	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if you plan to attend the Annual Meeting.	☐

D	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — PowerSecure International, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 2015

The undersigned stockholder of PowerSecure International, Inc. hereby appoints Sidney Hinton and Eric Dupont, or either of them, with full power and substitution, as proxy or proxies of the undersigned, to represent the undersigned, and to exercise all the powers that the undersigned would have if personally present to act and to vote all of the shares of PowerSecure International, Inc. that the undersigned is entitled to vote, at the 2015 Annual Meeting of Stockholders of PowerSecure International, Inc. called to be held on Wednesday, June 10, 2015, at 9:00 a.m. at the offices of PowerSecure, located at 9400 Globe Center Drive, Suite 116, Morrisville, North Carolina 27560 and at any adjournments or postponements thereof, as indicated on the reverse.

The shares represented by this proxy card when properly executed will be voted as specified. If no specification is made, the shares will be voted FOR all director nominees in Proposal 1, FOR Proposals 2 and 3 and in accordance with the discretion of the proxies upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. All proxies previously given are hereby revoked. Receipt of the accompanying Proxy Statement is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on June 10, 2015:

The proxy statement and our 2014 Annual Report to Stockholders are available at www.envisionreports.com/POWR.

(Proposals to be voted appear on reverse side).

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Election of Directors — The Board of Directors recommends a vote FOR the nominees listed below.
1. To elect two Class III directors, each to hold office for a term of three years. Class III Nominees - Term expires in 2018:		+

	For	Against	Abstain		For	Against	Abstain
01 - W. Kent Geer	☐	☐	☐	02 - Thomas J. Madden III	☐	☐	☐
B	Proposals — The Board of Directors recommends a vote FOR Proposals 2 and 3.

	For	Against	Abstain		For	Against	Abstain
2. To approve, on an advisory basis, the compensation of the named executive officers.	☐	☐	☐	3. To ratify the appointment of Hein & Associates LLP as PowerSecure’s independent registered public accounting firm for the fiscal year ending December 31, 2015.	☐	☐	☐

4. In their discretion, the proxies are authorized to take action and to vote upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — PowerSecure International, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD JUNE 10, 2015

The undersigned stockholder of PowerSecure International, Inc. hereby appoints Sidney Hinton and Eric Dupont, or either of them, with full power and substitution, as proxy or proxies of the undersigned, to represent the undersigned, and to exercise all the powers that the undersigned would have if personally present to act and to vote all of the shares of PowerSecure International, Inc. that the undersigned is entitled to vote, at the 2015 Annual Meeting of Stockholders of PowerSecure International, Inc. called to be held on Wednesday, June 10, 2015, at 9:00 a.m. at the offices of PowerSecure, located at 9400 Globe Center Drive, Suite 116, Morrisville, North Carolina 27560 and at any adjournments or postponements thereof, as indicated on the reverse.

The shares represented by this proxy card when properly executed will be voted as specified. If no specification is made, the shares will be voted FOR all director nominees in Proposal 1, FOR Proposals 2 and 3 and in accordance with the discretion of the proxies upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. All proxies previously given are hereby revoked. Receipt of the accompanying Proxy Statement is hereby acknowledged.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders To Be Held on June 10, 2015:

The proxy statement and our 2014 Annual Report to Stockholders are available at www.edocumentview.com/POWR.

(Proposals to be voted appear on reverse side).